UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

THE MEDICINES COMPANY
(Name of Registrant as Specified In its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

April 26, 2017
To our stockholders:
We are pleased to invite you to our 2017 annual meeting of stockholders. The meeting will take place on Thursday, May 25, 2017 at 10:00 a.m., local time, at our principal executive offices, located at 8 Sylvan Way, Parsippany, New Jersey 07054. Annual meetings play an important role in maintaining communication and understanding among our management, board of directors and stockholders, and we hope you will join us.
Enclosed with this letter you will find the notice of our 2017 annual meeting of stockholders, which lists the matters to be considered at the meeting, and the proxy statement related to our 2017 annual meeting of stockholders, which describes the matters listed in the notice and provides other information you may find useful in deciding how to vote. We have also enclosed our annual report to stockholders, which contains our annual report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission, including our audited consolidated financial statements for 2016, and other information that may be of interest to our stockholders.
The ability to have your vote counted at the meeting is an important stockholder right. Regardless of the number of shares you hold, and whether or not you plan to attend the meeting, we hope that you will cast your vote. If you are a stockholder of record, you may vote in person or by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. You will find voting instructions in the proxy statement and on the enclosed proxy card. If your shares are held in "street name"—that is, held for your account by a bank, broker or other holder of record—you will receive instructions from your bank, broker or the other holder of record of your shares that you must follow for your shares to be voted.
Thank you for your ongoing support and continued interest in The Medicines Company.
Sincerely,
Clive A. Meanwell, MD, PhD
Chief Executive Officer

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054
NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Thursday, May 25, 2017
Place	8 Sylvan Way, Parsippany, New Jersey 07054
Items of Business	At the meeting, we will ask you and our other stockholders to:
	(1)	elect eight class I directors for terms to expire at our 2018 annual meeting of stockholders;
	(2)	approve, in an advisory vote, the compensation of our named executive officers as presented in our proxy statement;
	(3)	vote, on an advisory basis, as to the frequency with which our executive compensation will be subject to future advisory stockholder votes;
	(4)	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and
	(5)	transact any other business as may properly come before the meeting or any postponement or adjournment of the meeting.
Our board of directors has no knowledge of any other business to be transacted at our 2017 annual meeting.
Record Date	You may vote if you were a stockholder of record at the close of business on April 21, 2017.
Proxy Voting
It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend the meeting, please vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the enclosed postage paid envelope. You may revoke your proxy at any time before its exercise at the meeting if you follow specified procedures.

By order of the Board of Directors,
Stephen M. Rodin
Secretary

April 26, 2017
Parsippany, New Jersey

i

THE MEDICINES COMPANY
8 Sylvan Way
Parsippany, New Jersey 07054
PROXY STATEMENT
For our Annual Meeting of Stockholders to be held on May 25, 2017
The Medicines Company, a Delaware corporation (often referred to as "the company", "we" or "us" in this document), is sending you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2017 annual meeting of stockholders (the "annual meeting"). The annual meeting will be held on Thursday, May 25, 2017, at 10:00 a.m., local time, at our principal executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054. You may obtain directions to the location of the annual meeting by contacting Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, email: investor.relations@themedco.com. If the annual meeting is adjourned for any reason, then the proxies submitted may be used at any reconvened annual meeting.
This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.
We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 26, 2017. In this mailing, we are also including a copy of our annual report to stockholders for the year ended December 31, 2016.
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 25, 2017
This Proxy Statement and the Annual Report for the year ended December 31, 2016 are available at www.proxyvote.com.
Our annual report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission, or the SEC, and including our audited financial statements, is included in our annual report to stockholders in this mailing and is also available free of charge at our website at www.themedicinescompany.com or through the SEC's electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (including exhibits), which we will provide to you free of charge, either: write to Investor Relations, The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, email Investor Relations at investor.relations@themedco.com, or call (800) 388-1183.
You may request a copy of the materials relating to our 2017 annual meeting of stockholders, including the proxy statement and form of proxy for our 2017 annual meeting and the annual report to stockholders for the year ended December 31, 2016, at the website listed above, by sending an email to us at investor.relations@themedco.com, or by calling (800) 388-1183.

INFORMATION ABOUT THE ANNUAL MEETING

Who may vote?
Holders of record of our common stock at the close of business on April 21, 2017, the record date for the annual meeting, are entitled to one vote per share of common stock that they hold on each matter properly brought before the meeting. As of the close of business on April 21, 2017, 72,136,728 shares of our common stock were outstanding.
A list of stockholders entitled to vote will be available at the meeting. In addition, you may contact our Secretary, Stephen M. Rodin, at the address of our principal executive office set forth above to make arrangements to review a copy of the stockholder list at our principal executive offices, for any purpose germane to the meeting, between the hours of 8:30 A.M. and 5:00 P.M., local time, on any business day from May 15, 2017 up to the time of the meeting.
How may I vote my shares if I am a stockholder of record?
If you are a stockholder of record (meaning that you hold shares in your name in the records of our transfer agent, American Stock Transfer & Trust Company), you may vote your shares at the meeting in person or by proxy as follows:

•
You may vote in person.  If you attend the annual meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot at the meeting. Ballots will be available at the meeting.

•
You may vote by mail.  To vote by mail, you need to complete, date and sign the proxy card that accompanies this proxy statement and promptly mail it in the enclosed postage-paid envelope. If you vote by mail, you do not need to vote over the Internet or by telephone.

•
You may vote over the Internet.  To vote over the Internet through services provided by Broadridge Investor Communications Solutions, Inc., please go to the following website: www.proxyvote.com, and follow the instructions at that site for submitting your proxy electronically. If you vote over the Internet, you do not need to complete and mail your proxy card or vote your proxy by telephone.

•
You may vote by telephone.  To vote by telephone through services provided by Broadridge Investor Communications Solutions, Inc., call (800) 690-6903, and follow the instructions provided on the proxy card. If you vote by telephone, you do not need to complete and mail your proxy card or vote your proxy over the Internet.

Your proxy will only be valid if you complete and return the proxy card, vote over the Internet or vote by telephone at or before the annual meeting (and prior to the times specified on the proxy card with respect to Internet and telephone voting). The persons named in the proxy card will vote the shares you own in accordance with your instructions provided on your proxy card, in your vote over the Internet or in your vote by telephone. If you return the proxy card, vote over the Internet or vote by telephone, but do not give any instructions on a particular matter described in this proxy statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our board of directors, which are set forth below in this proxy statement.
The proxy card enclosed with this proxy statement states the number of shares you are entitled to vote if you are a stockholder of record. If you believe that there is an error in the number of shares listed as being owned by you of record, please contact our Investor Relations department by sending an email to us at investor.relations@themedco.com or by calling (800) 388-1183.
How may I vote my shares if I hold them in "street name?"
If the shares you own are held on your behalf by an intermediary, such as a bank or brokerage firm or someone else who holds shares of record on your behalf, then your shares are held in what we refer to as "street name." If your shares are held in "street name" then you are deemed to be the beneficial owner of your shares and the bank or brokerage firm that actually holds the shares for you is the record holder of your shares and is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, including voting and revocation instructions, should have been forwarded to you by the bank or brokerage firm that holds your shares. In order to vote your shares, you will need to follow the instructions that your bank or brokerage firm provides you. Many banks or brokerage firms may solicit voting instructions over the Internet or by telephone.
If you do not give instructions to your bank or brokerage firm, such firm will still be able to vote your shares with respect to certain "discretionary" items. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (proposal 4) is considered a discretionary item. Accordingly, your bank or brokerage firm may vote your shares in its discretion with respect to this matter even if you do not give instructions.
However, under stock exchange rules that regulate voting by registered brokerage firms, the election of our nominees to serve as class I directors (proposal 1), the advisory vote to approve the compensation of our named executive officers (proposal 2), and the advisory vote as to the frequency with which our executive compensation will be subject to future advisory stockholder votes (proposal 3) are not considered to be discretionary items. Accordingly, your bank or brokerage firm may not vote your shares with respect to such matters if you do not give them voting instructions on the proposals.
If you provide your bank or brokerage firm with instructions with respect to one or more but not all proposals or you do not provide your bank or brokerage firm with instructions but your bank or broker exercises its discretionary authority to vote on your behalf with respect to proposal 4, your shares which are not voted on a particular matter will be treated as "broker non-votes" on that particular matter. "Broker non-votes" occur when your bank or brokerage firm submits a proxy for your shares but does not indicate a vote for a particular proposal because the bank or brokerage firm either does not have authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it. "Broker non-votes" are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. We do, however, count "broker non-votes" for the purpose of determining a quorum for the meeting. If your shares are held in "street name" by your bank or broker, please check the instruction card provided by your bank or brokerage firm or contact your bank or brokerage firm to determine whether you will be able to vote by telephone or over the Internet.
Regardless of whether your shares are held in street name, you are welcome to attend the meeting. You may not vote shares held in street name in person at the meeting, however, unless you obtain a proxy, executed in your favor, from the holder of record (i.e., your bank or brokerage firm).
How may I change or revoke my vote?
If you are a stockholder of record, even if you have submitted your proxy to vote your shares, you may change or revoke your vote at any time before the taking of the vote by taking one of the following actions:

•	send written notice of revocation to our Secretary, Stephen M. Rodin, at the address of our principal executive office set forth above;

•
vote your shares by proxy over the Internet, by telephone or by returning a new proxy card subsequent to the initial submission of your proxy up until 11:59 p.m., Eastern time, the day before the meeting; or

•	attend the meeting and vote in person.
If you own shares in street name, your bank or brokerage firm should provide you with instructions for changing or revoking your vote.
What constitutes a quorum?
In order for business to be conducted at the annual meeting, a quorum must be present. The holders of a majority of the shares of the capital stock of the company issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for the transaction of business. As of the record date, April 21, 2017, 72,136,728 shares of our common stock were outstanding. As a result, a quorum for the annual meeting consists of at least 36,068,365 shares of common stock, representing a majority of the shares of capital stock issued, outstanding and entitled to vote at the meeting.
Shares of common stock present in person or represented by proxy (including broker non-votes and shares that abstain or with respect to which voting instructions are provided for one or more, but not all, of the matters to be voted upon) will be counted as present for the purpose of determining whether a quorum exists for the annual meeting. However, if a broker non-vote occurs with respect to any shares of the company's common stock on any matter, then those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for purposes of determining whether a quorum exists because they are entitled to vote on other matters) and will not be voted.
If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
What vote is required to approve each matter?
Proposal One—Election of Class I Directors

In order for a nominee for director to be elected to office, the number of votes cast “FOR” that nominee must exceed the number of votes cast “AGAINST” that nominee, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at such meeting, meaning that the eight nominees for director who receive the most votes will be elected as directors.

Proposal Two—Advisory Vote to Approve the Compensation of our Named Executive Officers

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and voting on the matter is needed to approve, on an advisory basis, the compensation of our named executive officers as presented in this proxy statement.
Proposal Three—Advisory Vote as to the Frequency of Future Advisory Stockholder Votes on Executive Compensation

The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and voting on the matter is needed to approve, on an advisory basis, the frequency of future advisory stockholder votes on executive compensation.
Proposal Four—Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy and voting on the matter is needed to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.
How will votes be counted?
Each share of common stock is entitled to one vote. Shares will not be voted in favor of a matter and will not be counted as voting on a matter (1) if the holder of the shares abstains from voting on a particular matter or (2) if the shares are broker non-votes. As a result of the voting standards applicable to the proposals before the annual meeting, abstentions and broker non-votes will have no effect on the outcome of voting on proposal 1, proposal 2, proposal 3 and proposal 4.
How does the board of directors recommend that I vote?
Our board of directors recommends that you vote:

•	FOR proposal one—to elect our eight nominees to our board of directors;

•	FOR proposal two—to approve, in an advisory vote, the compensation of our named executive officers as presented in this proxy statement;

•	FOR "ONE YEAR" in proposal three— to recommend that we hold an annual advisory vote on our executive compensation; and

•	FOR proposal four—to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.
Will any other business be conducted at the annual meeting?
Our board of directors does not know of any other business to be conducted or matters to be voted upon at the meeting. Under our bylaws, the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the annual meeting has passed. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter.
Who is soliciting proxies and how, and who is paying for it?
We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means. We may retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the annual meeting of stockholders. In that event, we expect to pay such firm customary fees and expenses. We have requested brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the shares. We will reimburse the brokerage houses and other persons for their reasonable out-of-pocket expenses in connection with this distribution.
How and when may I submit a proposal for the 2018 annual meeting?
If you are interested in submitting a proposal for inclusion in the proxy statement and proxy card for our 2018 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We must receive your proposal intended for inclusion in the proxy statement at our principal executive offices, 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Secretary, no later than December 27, 2017.

If you wish to propose a nominee for election to our board or present a proposal at our 2018 annual meeting, but do not wish to have the proposal considered for inclusion in the proxy statement and proxy card, you must give written notice to us at the address of our principal executive offices set forth above. Our bylaws specify the information that must be included in any such notice, including but not limited to certain information about the nominee or a reasonably detailed description of the business to be brought before an annual meeting, as applicable, and the name and number of shares of our common stock beneficially owned by the stockholder nominating such person or proposing such business. See "Information About Corporate Governance—Stockholder Nominees" below. We must receive this notice no earlier than January 25, 2018 and no later than February 24, 2018. However, if the date of our 2018 annual meeting is prior to April 25, 2018 or after July 24, 2018, we must receive your notice no earlier than the 120th day prior to our 2018 annual meeting and no later than the close of business on the later of (1) the 90th day prior to our 2018 annual meeting and (2) the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If you fail to provide timely notice of a proposal to be presented at our 2018 annual meeting, the chairman of the meeting may exclude the proposal from being brought before the meeting.
How may I request to receive future proxy statements electronically?

If you would like to assist in reducing the costs that we incur in mailing proxy materials, you can consent to receiving or accessing future proxy statements, form of proxy, annual report or notices of Internet availability electronically via e-mail or the Internet. To sign up for electronic delivery, please contact Investor Relations, 8 Sylvan Way, Parsippany, New Jersey 07054, telephone: (800) 388-1183, email: investor.relations@themedco.com.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers and other record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report or notice of Internet availability of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at the following address, phone number or email: The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054, Attention: Investor Relations, (800) 388-1183, email: investor.relations@themedco.com. In addition, this proxy statement and our annual report are available at www.proxyvote.com. If you would like to receive separate copies of the annual report and proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

DISCUSSION OF PROPOSALS

Proposal One: Election of Class I Directors
Our board of directors is currently divided into two classes and consists of eight class I directors (William W. Crouse, Fredric N. Eshelman, Robert J. Hugin, John C. Kelly, Clive A. Meanwell, Paris Panayiotopoulos, Hiroaki Shigeta, and Elizabeth H.S. Wyatt) and three class II directors (Alexander J. Denner, Armin M. Kessler, and Melvin K. Spigelman).
In 2016, the Company began its phased transition to a declassified board structure, such declassification to be completed upon the election of directors at our 2018 annual meeting of stockholders. As part of the transition, the nominees elected pursuant to this proposal 1 will be elected to serve as class I directors for terms ending at our 2018 annual meeting of stockholders and until their respective successors are elected and qualified. The class II directors were previously elected or appointed to serve until our 2018 annual meeting of stockholders, and until their respective successors are elected and qualified. As previously disclosed in connection with our announcement of our phased transition to a declassified board structure, immediately following the election of directors at our 2017 annual meeting of stockholders, our board of directors will be combined into a single class, and consist of eleven class I directors (those directors who, immediately prior to the election of directors at our 2017 annual meeting of stockholders, were in class I and class II). The terms of the class will be such that it is elected each year.
Our board of directors, on the recommendation of our nominating and corporate governance committee, has nominated William W. Crouse, Fredric N. Eshelman, Robert J. Hugin, John C. Kelly, Clive A. Meanwell, Paris Panayiotopoulos, Hiroaki Shigeta and Elizabeth H.S. Wyatt for election as class I directors at the annual meeting.
The persons named in the enclosed proxy card will vote to elect each of these nominees as a class I director for terms to expire at our 2018 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees is a presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our board of directors.
No director or executive officer of ours, or person chosen by us to become a director or executive officer of ours, is related by blood, marriage or adoption to any other director or executive officer of ours, or person chosen by us to become a director or executive officer of ours. No director or executive officer of ours, or any associate of any such director or officer, is a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries, in any legal proceeding.
Our board of directors recommends a vote "FOR" the election of each of the nominees.
Director Nominees

Set forth below are the names of each nominee for class I director, the year in which each first became a director, their ages as of April 1, 2017, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, their education and the names of other public companies for which they serve as a director or have served as a director during the past five years. We have also included information about each nominee's specific experience, qualifications, attributes or skills that led our board to conclude that he or she should serve as one of our directors at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills, we believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value their experience on other public company boards of directors and board committees. See "Information about Corporate Governance—Director Candidates and Nomination Process" for additional discussion of our director nomination requirements and process.

WILLIAM W. CROUSE
Age: 74

William W. Crouse has been a director since April 2003. From January 1994 to December 2011, Mr. Crouse was a general partner at HealthCare Ventures, a venture capital firm with a focus on biotechnology companies. From 1987 to 1993, Mr. Crouse served as worldwide president of Ortho Diagnostic Systems, a subsidiary of Johnson & Johnson that manufactures diagnostic tests for hospitals, and a vice president of Johnson & Johnson International. Before joining Johnson & Johnson, Mr. Crouse was a division director of DuPont Pharmaceuticals Company, where he was responsible for international operations and worldwide commercial development activities. Before joining Dupont, he served as president of Revlon Health Care Group's companies in Latin America, Canada, and Asia/Pacific. He also held numerous management positions at E.R. Squibb & Sons, a pharmaceutical company. Mr. Crouse is currently a Trustee Emeritus of the New York Blood Center. In the past five years, he has also served as a director of Uluru, Inc., a specialty wound care company. Mr. Crouse received a B.S. in finance and economics from Lehigh University and an M.B.A. from Pace University.

We believe Mr. Crouse's extensive global experience as a senior executive in the pharmaceutical and diagnostics industry is valuable to our board and the company. In addition, Mr. Crouse's private equity investing experience provides a unique perspective to our board.

FREDRIC N. ESHELMAN
Age: 68

Fredric N. Eshelman has been a director and non-executive chairman since August 2015. Dr. Eshelman has more than 35 years of strategic development, executive, operational and financial leadership experience in the pharmaceutical and healthcare industries. Dr. Eshelman was the founder of Pharmaceutical Product Development, Inc. (PPD) and founding chairman of Furiex Pharmaceuticals, Inc. In 2014, Dr. Eshelman founded Eshelman Ventures, LLC, an investment company focused on healthcare companies. From 2009 to 2014, Dr. Eshelman served as chairman of the Board of Furiex. From 2009 to 2011, he served as executive chairman of PPD. He also served as chief executive officer of PPD from 1990 to 2009 and as vice chairman of its Board of Directors from 1993 to 2009. Dr. Eshelman currently serves on the board of directors of Valeant Pharmaceuticals International, Inc. and G1 Therapeutics, Inc. Dr. Eshelman received a bachelor’s degree in pharmacy from UNC Chapel Hill and a doctorate in pharmacy from the University of Cincinnati, and he completed an OPM program at Harvard University.

We believe Dr. Eshelman's experience in drug discovery and development of pharmaceutical products and in the operation of biopharmaceutical businesses is valuable to our board and the company. In addition, Dr. Eshelman’s experience in strategic planning at a variety of biopharmaceutical companies is of considerable importance and enables him to serve a valuable role as our non-executive chairman.

ROBERT J. HUGIN
Age: 62

Robert J. Hugin has been a director since April 2003. Mr. Hugin is executive chairman of Celgene Corporation, a biopharmaceutical company focused on cancer and immunology diseases. Mr. Hugin served as chief executive officer of Celgene from June 2010 through February 2016. From May 2006 to June 2010, Mr. Hugin served as the president and chief operating officer of Celgene, and from June 1999 to May 2006, Mr. Hugin served as the senior vice president and chief financial officer of Celgene. From 1985 to 1999, Mr. Hugin held multiple positions with J.P. Morgan & Co. Inc., a global investment banking firm. Mr. Hugin is a director of Celgene Corporation, Danaher Corporation and Atlantic Health System, Inc. He also served as a past-chairman of The Pharmaceutical Research and Manufacturers of America and is a member of the Board of Trustees of Princeton University, The Darden Foundation, University of Virginia and of Family Promise, a national non-profit network assisting homeless families. Mr. Hugin received an A.B. degree from Princeton University in 1976 and an M.B.A. from the University of Virginia in 1985 and served as a United States Marine Corps infantry officer during the intervening period.

We believe Mr. Hugin's extensive experience in the biopharmaceutical industry is valuable to our board and the company. In addition, Mr. Hugin's background in the financial industry is of considerable importance and enables him to serve a valuable role on our board.

JOHN C. KELLY
Age: 74

John C. Kelly has been a director since April 2011, and served as our lead director from May 2015 to August 2015. From October 2009 to February 2010, Mr. Kelly served as senior vice president, finance of Pfizer Inc., or Pfizer. From March 2008 to October 2009, Mr. Kelly served as vice president and controller at Wyeth and from June 2002 to March 2008, he served as vice president, financial operations of Wyeth. Prior to joining Wyeth in 2002, he spent more than 35 years in public accounting at Arthur Andersen in various leadership capacities, including as the partner in charge of audit and business consulting practices in the New York metropolitan area. Mr. Kelly is currently a director of C.R. Bard, Inc., a medical device company, and a subsidiary of Horizon Blue Cross Blue Shield of New Jersey. He is a certified public accountant and was an elected member of the Council of the American Institute of Certified Public Accountants. Mr. Kelly received a B.S. in business administration and an M.B.A. in international finance from Seton Hall University.

We believe Mr. Kelly's extensive experience in the pharmaceutical industry is valuable to our board and the company. In addition, Mr. Kelly's background in accounting and finance is of considerable importance in his role as chair of our audit committee.

CLIVE A. MEANWELL
Age: 59

Clive Meanwell is a founder and has been a director since 1996. He has served as our chief executive officer since February 2012, our chief executive officer and president from October 2009 to February 2012, our chief executive officer from August 2004 to October 2009, as our president from August 2004 to December 2004, our executive chairman from September 2001 to August 2004 and our chief executive officer and president from 1996 to September 2001. Dr. Meanwell was also chairman of our board from September 2001 to August 2015. Dr. Meanwell is the vice chairman of BB Biotech, a Swiss investment corporation. From 1995 to 1996, Dr. Meanwell was a partner and managing director at MPM Capital, L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including senior vice president from 1992 to 1995, vice president from 1991 to 1992 and director of product development from 1986 to 1991. Dr. Meanwell received an M.D. and a Ph.D. from the University of Birmingham, United Kingdom.

We believe Dr. Meanwell's extensive experience in the biopharmaceutical industry and his in-depth knowledge of our business is valuable to our board and the company. In addition, Dr. Meanwell's global operational roles, deal-making, private equity and medical experience are also of considerable importance.

PARIS PANAYIOTOPOULOS
Age: 43

Paris Panayiotopoulos has been a director since March 2017. From 2016 to 2017, Mr. Panayiotopoulos was President and Chief Executive Officer and a member of the Board of Directors of Ariad Pharmaceuticals Inc. From 2013 through 2015, Mr. Panayiotopoulos served as President of EMD Serono, Inc., a subsidiary of pharmaceutical company Merck KGaA, Darmstadt, Germany. Prior to being appointed President of EMD Serono, Mr. Panayiotopoulos held positions of increasing responsibility within Merck KGaA, serving as President of Merck Serono, Tokyo, Japan, from 2012 through 2013; Global Chief of Staff for the CEO in Geneva, Switzerland, from 2011 through 2012; Head of Western Europe for the fertility and endocrinology franchises, in 2011; Global Director of the neurology franchise, from 2007 through 2011; and Global Strategy and Business Intelligence Director from 2004 through 2007. Prior to joining Merck KGaA, Mr. Panayiotopoulos was at Eli Lilly & Co. from 1999 to 2004. While at Merck KGaA, Mr. Panayiotopoulos led multiple partnerships, including those with Pfizer Inc., Bristol Myers Squibb, Eli Lilly & Co., Dainippon Sumitomo Pharma, Mitsubishi Tanabe Pharma, Otsuka Pharmaceutical Co. Ltd. and Incyte Corporation and served on the board of directors of BIO. Mr. Panayiotopoulos holds a combined B.Sc. in Chemistry and Management Studies from University College London and a M.Sc. in Marketing and Product Management from Cranfield Business School in the United Kingdom.

We believe Mr. Panayiotopoulos’s strategic, operational and research and development experience at global biopharmaceutical companies is valuable to our board and the company. In addition, Mr.  Panayiotopoulos’s partnering leadership experience is of particular value to our board.

HIROAKI SHIGETA
Age: 74

Hiroaki Shigeta has been a director since April 2007 and served as our lead director from May 2010 to September 2012. Mr. Shigeta served as a consultant to us from July 2006 to December 2007. From January 2005 until June 2006, he served as a consultant to various Japanese pharmaceutical companies. From October 1993 to December 2004, Mr. Shigeta served in a variety of senior management positions with Hoffman-La Roche, Inc. and its affiliates. From January 2003 to December 2004, Mr. Shigeta was the U.S. head, Far East relations of Hoffman-La Roche and from June 2002 to April 2003, he was a member of the board of Chugai Seiyaku KK, Tokyo, a majority-owned affiliate of Roche Holding of Switzerland. From January 2001 to May 2002, Mr. Shigeta served as chairman and representative director of Nippon Roche KK, a pharmaceutical company and a Japanese affiliate of Roche Holding of Switzerland. From October 1993 to December 2000, Mr. Shigeta was the president and chief executive officer of Nippon Roche KK. Mr. Shigeta has also served as a director of MediciNova, Inc., a biopharmaceutical company. Mr. Shigeta received a B.A. in economics from Momoyama Gakuin University in Osaka, Japan and a B.Sc from Haas Business School, University of California at Berkeley.

We believe Mr. Shigeta's extensive global experience in the pharmaceutical industry is valuable to our board and the company, especially as we continue to expand our operations outside of the United States, including in Japan.

ELIZABETH H.S. WYATT
Age: 69

Elizabeth H.S. Wyatt has been a director since March 2005 and has served as our lead director from September 2012 to May 2015. Prior to her retirement in 2000, Ms. Wyatt held several senior positions at Merck & Co., Inc., a pharmaceutical company, over the course of 20 years, including most recently, vice president, corporate licensing. Previously she had been a consultant and academic administrator, responsible for the Harvard Business School's first formal marketing of its executive education programs. She also served as the vice chair of the Board of Sweet Briar College and chaired the Search Committee for a former president of Sweet Briar College. Ms. Wyatt received a B.A. from Sweet Briar College, a M.Ed. from Boston University and an M.B.A. from Harvard Business School.

We believe Ms. Wyatt's extensive global experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Ms. Wyatt's specific deal-making experience provides valuable perspective to our board.

Other Current Directors
Set forth below are the names of each of our other current directors (our Class II directors), the year in which each first became a director, their ages as of April 1, 2017, their positions and offices with us, if any, their principal occupations and business experience for at least the past five years, their education, and the names of other public companies for which they serve as a director or have served as a director during the past five years. As with the director nominees, we have also included information about each director's specific experience, qualifications, attributes, or skills that led our board to conclude that he or she should serve as one of our directors at the time we file our proxy statement, in light of our business and structure. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the company and our board. Finally, as applicable, we value their experience on other public company boards of directors and board committees.

ALEXANDER J. DENNER
Age: 47

Alexander J. Denner, Ph.D. has been a director since February 2016. Dr. Denner is the founding partner and chief investment officer of Sarissa Capital Management LP, a registered investment advisor, which he founded in 2012. From 2006 to 2011, Dr. Denner served as a senior managing director at Icahn Capital, an entity through which Carl Icahn conducts his investment activities.  Prior to that, he served as a portfolio manager at Viking Global Investors, a private investment fund, and Morgan Stanley Investment Management, a global asset management firm.  Dr. Denner currently serves as a director of Biogen Inc. and Bioverativ Inc., which are healthcare companies.  Dr. Denner previously served as a director of the following healthcare companies: Ariad Pharmaceuticals, Inc., where he also served as chairman, Amylin Pharmaceuticals, Inc., VIVUS, Inc., Enzon Pharmaceuticals, Inc. and ImClone Systems Incorporated, where he also served as chairman of the executive committee. Dr. Denner received his B.S. degree from the Massachusetts Institute of Technology and his M.S., M.Phil. and Ph.D. degrees from Yale University.

We believe Dr. Denner’s significant experience overseeing the operations of healthcare companies and evaluating corporate governance matters is valuable to our board and the company. In addition, Dr. Denner has extensive experience as an investor, particularly with respect to healthcare companies, and possesses broad healthcare industry knowledge, which is also valuable to our board and the company.

ARMIN M. KESSLER
Age: 79

Armin M. Kessler has been a director since October 1998. Mr. Kessler joined us after a 35-year career in the pharmaceutical industry, which included senior management positions at Sandoz Pharma Ltd. (now Novartis Pharma AG) in Switzerland, the United States and Japan and, most recently, at Hoffmann-La Roche, in Basel, Switzerland, where he was chief operating officer and head of the pharmaceutical division until he retired in 1995. In the past five years, Mr. Kessler has also served as a director of Gen-Probe Incorporated, which was acquired by Hologic, Inc. and as a director of Actelion Pharmaceuticals Ltd., a Swiss publicly traded company. Mr. Kessler received degrees in physics and chemistry from the University of Pretoria, a degree in chemical engineering from the University of Cape Town, a law degree from Seton Hall University School of Law and an honorary doctorate in business administration from the University of Pretoria. Mr. Kessler is a registered patent attorney with the United States Patent and Trademark Office.

We believe Mr. Kessler's extensive global experience as a senior executive in the pharmaceutical, diagnostics, vitamins and fragrance/flavors industries is valuable to our board and the company. In addition, Mr. Kessler's background in law and patent prosecution is of particular value to our board.

MELVIN K. SPIGELMAN
Age: 68

Melvin K. Spigelman has been a director since September 2005. Since January 2009, Dr. Spigelman has served as president and chief executive officer of the Global Alliance for TB Drug Development, a non-profit organization which seeks to accelerate the discovery and development of faster-acting and affordable drugs to fight tuberculosis. From June 2003 to January 2009, Dr. Spigelman served as director of research and development of the Global Alliance for TB Drug Development. Before joining the Global Alliance for TB Drug Development, Dr. Spigelman was the president of Hudson-Douglas Ltd, a consulting company, from June 2001 to June 2003. From 2000 to 2001, Dr. Spigelman served as a vice president, global clinical centers at Knoll Pharmaceuticals, a pharmaceutical unit of BASF Pharma, and from 1992 to 2000, Dr. Spigelman was the vice president of research and development at Knoll. Dr. Spigelman serves as a director of Synergy Pharmaceuticals Inc., where he is a member of the audit and compensation committees and chair of the external communications oversight committee. Dr. Spigelman received a B.A. in engineering from Brown University and an M.D. from The Mount Sinai School of Medicine.

We believe Dr. Spigelman's extensive experience as a senior executive in the pharmaceutical industry is valuable to our board and the company. In addition, Dr. Spigelman's specific experience in medical products development and medicine provide unique perspectives to our board.

Proposal Two: Advisory Vote to Approve the Compensation of our Named Executive Officers

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules, including Section 14A of the Securities Exchange Act. This proposal, which is commonly referred to as "say-on-pay," gives our stockholders the opportunity to express their view on our overall 2016 executive compensation programs and policies for our named executive officers. Our board of directors recognizes that providing stockholders with an advisory vote on executive compensation may produce useful information on investor sentiment with regard to our executive compensation programs. We currently hold an advisory vote to approve the compensation paid to our named executive officers on an annual basis and are holding an advisory vote as to the frequency of future executive compensation advisory votes at our 2017 annual meeting of stockholders.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The "Information about our Executive Officer Compensation" section of this proxy statement, including the "Compensation Discussion and Analysis" section of this proxy statement, describes in detail our executive compensation programs and the decisions made by the compensation committee with respect to the year ended December 31, 2016.

Highlights of our executive compensation program include the following:

•
Performance Focus.  We have designed our executive compensation program to have substantial elements that are performance-based. Our cash bonus plan is tied to corporate strategic and financial goals, as well as individual performance. The plan is broad-based and applies to all employees and executives.

•
Long-Term Equity Incentives.  Every year we grant equity awards broadly among our employee population to encourage an ownership culture and align management and our employees with our stockholders' interests. We use a mix of stock options and restricted stock. Our equity awards have multi-year vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our stock options and restricted stock generally vest over four years.

•
Executive and Director Stock Ownership and Share Retention Guidelines. We have executive stock ownership guidelines that require our chief executive officer to own shares of our common stock with a value equal to 6x his base salary and each other named executive officer to own shares of our common stock with a value equal to 1x his respective base salary, as calculated under our policy. Our named executive officers are required to retain 50% of net after tax shares obtained via the vesting of any full-value stock award until the named executive officer meets our prescribed ownership guidelines. These guidelines are in addition to our non-employee director stock ownership guidelines that require each of our directors to own shares of our common stock with a value equal to 3x the non-employee director annual retainer.

•
Pay Practices.  We do not use many common pay practices considered to be unfriendly to stockholders. For example, we limit the perquisites that we make available to our named executive officers and we do not have excess parachute payment tax gross-up provisions in any executive compensation arrangements, including our arrangements with our chief executive officer.

•
Risk Assessment.  Our compensation committee has reviewed our incentive compensation programs and discussed the concept of risk as it relates to our compensation program. We believe that the key features of our programs reflect sound risk management practices and that we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk taking. We use risk mitigating features in our compensation programs, including that our 2016 cash bonus plan included a maximum payout for our executive officers of 150% of target.

As we describe in the "Compensation Discussion and Analysis" section of this proxy statement, our executive compensation program reflects a pay-for-performance philosophy that we believe supports our business strategy and aligns the interests of our executives with our stockholders. Our board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby approved.

This proposal does not address any specific item of compensation and, as an advisory vote, is not binding. The outcome of this advisory vote does not overrule any decision by us or our board (or any committee thereof), create or imply any change to the fiduciary duties of us or our board (or any committee thereof), or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and our board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Our board of directors recommends a vote "FOR" this proposal to approve the compensation of our named executive officers.

Proposal Three: Advisory Vote as to the Frequency of Future Advisory Stockholder Votes on Executive Compensation

In proposal two, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this proposal three, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is non-binding, our board may decide that it is in the best interests of our stockholders and the company to hold the advisory vote to approve executive compensation more or less frequently. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years.

After careful consideration, our board believes that an executive compensation advisory vote should be held every year, and therefore our board recommends that you vote for a frequency of every "ONE YEAR" for future executive compensation advisory votes.

Our board believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as being accountable to our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our company at this time.

Our board of directors recommends a vote for a frequency of every "ONE YEAR" for this proposal.

Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm
Our audit committee, consisting of independent members of our board of directors, has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017, subject to ratification by our stockholders at the annual meeting. Ernst & Young LLP has been our independent registered public accounting firm since our inception in 1996. If this proposal is not approved at the meeting, our audit committee will reconsider this appointment.
We expect representatives of Ernst & Young LLP to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.
Our board of directors recommends a vote "FOR" this proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
The following table sets forth the fees billed to us for the fiscal years ended December 31, 2016 and December 31, 2015 by Ernst & Young LLP:

Fee Category	2016	2015
Audit Fees(1)	$2,112,093	$2,277,640
All Other Fees(2)	1,955	1,955
Total Fees	$2,114,048	$2,279,595

(1)
Audit fees consist of fees for the audit of our annual financial statements on Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	All other fees consist of access to Ernst & Young LLP's online research database.

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.
From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

From time to time, the audit committee may delegate pre-approval authority to a committee member for specified types of services. Any such pre-approval must be reported to the committee at its next scheduled meeting. We did not approve any services provided to us by Ernst & Young LLP in 2016 or 2015 using the "de minimis" exception under the SEC rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee reviewed our audited financial statements for the year ended December 31, 2016 and discussed these financial statements with the company's management and Ernst & Young LLP, our independent registered public accounting firm for the year ended December 31, 2016. Our management is primarily responsible for the financial reporting process, including maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for performing an independent audit of, and issuing a report on, those financial statements and the effectiveness of internal control over our financial reporting. The audit committee is responsible for providing independent, objective oversight of these processes. The audit committee's duties and responsibilities do not include conducting audits or accounting reviews.
The audit committee also reviewed and discussed the matters required by Statement on Auditing Standards No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, with Ernst & Young LLP. This Statement requires Ernst & Young LLP to discuss with our audit committee, among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•
the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm's conclusions regarding the reasonableness of those estimates; and

•	disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.
Ernst & Young LLP provided to the audit committee the written disclosures and the letter required by the current version of Public Company Accounting Oversight Board (PCAOB) Rule 3526 (Communications with Audit Committees concerning Independence), and the audit committee discussed with the independent registered public accounting firm that firm's independence.
Based on its review of the audited financial statements, discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm including those described above, the audit committee recommended to our board of directors that the audited financial statements be included in the company's annual report on Form 10-K for the year ended December 31, 2016.
By the Audit Committee of the Board of Directors

John C. Kelly (Chair)
Fredric N. Eshelman
Melvin K. Spigelman, M.D.
Elizabeth H.S. Wyatt

PRINCIPAL STOCKHOLDERS
The following table presents information that we are aware of regarding the beneficial ownership of our common stock as of April 1, 2017 for each of our named executive officers, directors and each person, entity or group of affiliated persons whom we know to beneficially own more than 5% of our common stock. The table also sets forth such information for our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Shares subject to options, warrants or other rights held by such person to purchase shares of common stock that were exercisable as of April 1, 2017 or will become exercisable within 60 days of April 1, 2017 are deemed to be beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the ownership of any other person. The percentage of our total outstanding common stock beneficially owned by each such person in the table is calculated using 72,113,955 shares of common stock outstanding as of April 1, 2017.
The information presented in the table below is not necessarily indicative of beneficial ownership for other purposes. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o The Medicines Company, 8 Sylvan Way, Parsippany, New Jersey 07054.

Beneficial Owner:	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Named Executive Officers
Clive A. Meanwell(1)	1,444,281	2.00%
William B. O'Connor(2)	58,368	*
Stuart A. Kingsley(3)	113,872	*
Christopher T. Cox(4)	313,898	*
Stephen M. Rodin(5)	113,473	*
Non-Employee Directors
William W. Crouse(6)	138,685	*
Alexander J. Denner(7)(8)	1,765,126	2.45%
Fredric N. Eshelman(9)	962,663	1.33%
Robert J. Hugin(10)	193,685	*
John C. Kelly(11)	117,771	*
Armin M. Kessler(12)	239,546	*
Paris Panayiotopoulos(13)	—	*
Hiroaki Shigeta(14)	72,038	*
Melvin K. Spigelman(15)	138,685	*
Elizabeth H.S. Wyatt(16)	148,685	*
All directors and executive officers as a group (16 persons)(17)	5,926,675	8.22%
5% Stockholders
BlackRock, Inc.(18)	9,186,165	12.74%
FMR LLC(19)	10,619,098	14.73%
The Vanguard Group, Inc.(20)	5,776,854	8.01%
Vanguard Specialized Funds - Vanguard Health Care Fund(21)	5,564,220	7.72%
Wellington Management Group, LLP(22)	9,908,409	13.74%

*	Represents beneficial ownership of less than 1%.

(1)	Includes options to purchase 1,057,786 shares that are exercisable within 60 days of April 1, 2017.

(2)	Includes options to purchase 34,390 shares that are exercisable within 60 days of April 1, 2017.

(3)	Includes options to purchase 102,486 shares that are exercisable within 60 days of April 1, 2017.

(4)	Includes options to purchase 97,367 shares that are exercisable within 60 days of April 1, 2017.

(5)	Includes options to purchase 88,576 shares that are exercisable within 60 days of April 1, 2017.

(6)	Includes options to purchase 88,789 shares that are exercisable within 60 days of April 1, 2017.

(7)
Consists of (i) 658,595 shares of common stock directly beneficially owned by Sarissa Capital Offshore Master Fund LP, a Cayman Islands limited partnership ("Sarissa Offshore") and (ii) 1,093,405 shares of Common Stock directly beneficially owned by Sarissa Capital Domestic Fund LP, a Delaware limited partnership ("Sarissa Domestic," and, together with Sarissa Offshore, the "Sarissa Funds"). By virtue of his status as the chief investment officer of Sarissa Capital Management LP, a Delaware limited partnership ("Sarissa Capital"), the investment advisor to the Sarissa Funds, and (b) the managing member of Sarissa Capital Management GP LLC, a Delaware limited liability company, the general partner of Sarissa Capital, Dr. Denner, may be deemed to beneficially own all such shares of common stock owned by the Sarissa Funds.

(8)	Includes options to purchase 9,700 shares that are exercisable within 60 days of April 1, 2017.

(9)	Includes options to purchase 14,700 shares that are exercisable within 60 days of April 1, 2017.
(10) Includes options to purchase 88,789 shares that are exercisable within 60 days of April 1, 2017.

(11)	Includes options to purchase 96,289 shares that are exercisable within 60 days of April 1, 2017.

(12)	Includes 3,000 shares held by Mr. Kessler's wife and options held by Mr. Kessler to purchase 88,789 shares that are exercisable within 60 days of April 1, 2017.

(13)	Mr. Panayiotopoulos joined the board of directors on March 28, 2017 and does not beneficially own any shares of the company's common stock.

(14)	Includes options to purchase 40,991 shares that are exercisable within 60 days of April 1, 2017.

(15)	Includes options to purchase 88,789 shares that are exercisable within 60 days of April 1, 2017.

(16)	Includes options to purchase 98,789 shares that are exercisable within 60 days of April 1, 2017.

(17)	Includes options to purchase an aggregate of 2,064,752 shares that are exercisable within 60 days of April 1, 2017.
(18) Includes shares held by BlackRock, Inc. and certain of its subsidiaries. BlackRock, Inc. has sole power to vote or direct the vote of 9,044,765 shares and the sole power to dispose or to direct the disposition of 9,186,165 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. This information is based on a Schedule 13G/A filed with the SEC on January 12, 2017.

(19)
FMR LLC has sole power to vote or direct the vote of 1,166,080 shares and the sole power to dispose of 10,619,098 shares. Members of the family of Ms. Abigail P. Johnson, a Director, the vice chairman, the chief executive officer, and the president of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other FMR LLC Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts, 02210. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2017.

(20)
The Vanguard Group has sole power to vote or direct to vote 130,495 of the shares, shared power to vote or to direct to vote of 8,138 of the shares, sole power to dispose or direct the disposition of 5,641,678 of the shares and shared power to dispose or to direct the disposition of 135,176 of the shares. Includes 127,038 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc. as a result of Vanguard Fiduciary Trust Company serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 11,595 shares as a result of Vanguard Investments Australia, Ltd. serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information is based on a Schedule 13G/A filed with the SEC on February 10, 2017.

(21)
The Vanguard Specialized Funds - Vanguard Health Care Fund has sole power to vote or direct to vote 5,564,220 of the shares. The address of The Vanguard Specialized Funds - Vanguard Health Care Fund is c/o The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information is based on a Schedule 13G/A filed with the SEC on February 13, 2017.

(22)
Includes shares owned by various investors for which Wellington Management Group, LLP serves as investment advisor with shared power to direct investments and shared power to vote 2,958,218 of the shares and with shared power to dispose or to direct the disposition of 9,908,409 of the shares. Certain of these shares are owned by Vanguard Health Care Fund, and may be duplicative of shares described in footnote 20 of this table. The address of Wellington Management Group, LLP is 280 Congress Street, Boston, Massachusetts 02210. This information is based on a Schedule 13G/A filed by Wellington Management Group, LLP with the SEC on February 9, 2017.

INFORMATION ABOUT CORPORATE GOVERNANCE
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. In assessing and implementing our corporate governance practices, we have been mindful of the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NASDAQ rules. We expect to continue to review and, when appropriate, further strengthen our corporate governance procedures in the future.
We describe below our corporate governance structure and the key corporate governance practices that we have adopted.

Board of Directors
Our board of directors is responsible for establishing our broad corporate policies and overseeing the management of the company. Our chief executive officer and our other executive officers are responsible for our day-to-day operations. Our board evaluates our corporate performance and approves, among other things, our corporate strategies and objectives, operating plans, major commitments of corporate resources and significant policies. Our board also evaluates and appoints our executive officers.
Our board of directors met 13 times during 2016, including regular, special and telephonic meetings. Each director who served as a director during 2016 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of 2016 during which he or she was a director and (2) the total number of meetings held by all board committees on which he or she served during the period of 2016 during which he or she was a member of such committees.

Board Independence
Rule 5605 of the NASDAQ rules requires a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under NASDAQ Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of our directors, other than Dr. Meanwell, representing 10 out of 11 directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ rules. Our board had also determined that our former director, Robert Savage, had no such relationships. Our board of directors has also determined that Mr. Kelly, Mr. Eshelman, Dr. Spigelman and Ms. Wyatt, who comprise our audit committee, Messrs. Denner and Kessler, who comprise our nominating and corporate governance committee (and while he was a member, Mr. Savage), and Messrs. Crouse, Hugin and Shigeta, who comprise our compensation committee, each satisfy the independence standards for such committees established by the SEC and the NASDAQ rules, as applicable.

Dr. Meanwell is an employee and therefore is not independent under applicable SEC and NASDAQ rules. Our independent directors meet regularly in executive sessions without management present. Only independent directors serve on our standing board committees.

Board Leadership Structure
To assure effective independent oversight, the board has adopted a number of governance practices, including:

•	separate non-executive chairman and CEO roles;

•	executive sessions of the independent directors after substantially all board meetings, chaired by the non-executive chairman; and

•	annual performance evaluations of the chief executive officer by the independent directors, led by the compensation committee of our board.

Dr. Fred Eshelman serves as our non-executive chairman of the company, while Dr. Meanwell is our chief executive officer and a director of the company. The board decided that the creation of a separate non-executive chairman role, distinct from the chief executive officer role and independent, improves the company’s corporate governance and enables Dr. Meanwell to focus his full time and attention on execution of the company’s strategy.

As non-executive chairman, Dr. Eshelman is responsible for:

•	chairing meetings of the board (including any meeting of the independent directors in executive session);

•	preparing the agenda for each meeting of the board of directors and determining the need for special meetings of our board of directors;

•	consulting with our chief executive officer and independent directors on matters relating to corporate governance and board performance;

•	facilitating communications between other members of our board of directors and our chief executive officer; and

•	meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee.

Board Committees
Our board of directors has a standing audit committee, compensation committee and nominating and corporate governance committee. The members of these committees are:

Audit	Compensation	Nominating and Corporate Governance
John C. Kelly (Chair)	William W. Crouse (Chair)	Alexander J. Denner (Chair)
Fredric N. Eshelman	Robert J. Hugin	Armin M. Kessler
Melvin K. Spigelman	Hiroaki Shigeta
Elizabeth H.S. Wyatt

At the conclusion of our 2016 annual meeting of stockholders, Mr. Crouse resigned as a member of the nominating and corporate governance committee, Mr. Eshelman was appointed as a member of the audit committee, Mr. Shigeta resigned as a member of the audit committee and Ms. Wyatt resigned as a member of the compensation committee and was appointed as a member of the audit committee. Prior to his resignation in August 2016, Mr. Savage was chair of the nominating and corporate governance committee.

Each of the audit committee, compensation committee and nominating and corporate governance committee operate under a charter and each committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, the compensation committee, and the nominating and corporate governance committee is posted on the corporate governance section of "About" on our website, www.themedicinescompany.com.
Audit Committee
Our audit committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our risk management policies;

•
establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt, retention and treatment of accounting-related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management; and

•	preparing the audit committee report (which is included elsewhere in this proxy statement) required by the SEC.

Our board of directors has determined that all of the audit committee members are independent as defined under the NASDAQ rules, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Our board of directors has also determined that each of John C. Kelly, Fredric N. Eshelman and Melvin K. Spigelman qualifies as an audit committee financial expert. In deciding whether members of our audit committee qualify as financial experts within the meaning of the SEC regulations and the listing standards of the NASDAQ rules, our board considered the nature and scope of experiences and responsibilities members of our audit committee have previously had with reporting companies. Each member of our audit committee is an independent director as defined under the NASDAQ rules, including the independence requirements contemplated by Rule 10A-3 under the Exchange Act.
The audit committee met eight times during 2016, including regular, special and telephonic meetings.
Compensation Committee
Our compensation committee's responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;

•	overseeing the evaluations of our senior executives;

•	reviewing and approving, or making recommendations to the board with respect to, the compensation of our chief executive officer and other executive officers;

•	reviewing and making recommendations to the board relating to management succession planning;

•	overseeing and administering our cash and equity incentive plans; and

•	reviewing and making recommendations to the board with respect to director compensation.
The compensation committee may form, and delegate authority to, one or more subcommittees as it deems appropriate from time to time under the circumstances. The compensation committee is directly responsible for the appointment and oversight of any compensation consultants and other advisors it retains.
The compensation committee met eleven times during 2016, including regular, special and telephonic meetings.
Information concerning the compensation committee's processes and procedures regarding director compensation is set forth under "—Compensation of Directors" in this proxy statement. Information concerning the compensation committee's processes and procedures regarding compensation for our named executive officers is set forth under "Information About our Executive Officer Compensation—Compensation Discussion and Analysis" in this proxy statement.
Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to our 2013 Stock Incentive Plan ("2013 plan"), and to interpret the provisions of the 2013 plan. Pursuant to the terms of the 2013 plan, our board of directors has delegated its authority under the 2013 plan to its compensation committee. Accordingly, the compensation committee administers the 2013 plan, including granting options and other awards under the 2013 plan. The compensation committee generally selects the recipients of awards under the 2013 plan and, subject to the terms of the 2013 plan, determines:

•	the number of shares of common stock covered by options and the dates upon which such options become exercisable;

•	the exercise price of options (which, in accordance with the 2013 plan, may not be less than 100% of the fair market value of our common stock on the date of grant);

•	the duration of options (which, in accordance with the 2013 plan, may not be longer than 10 years); and

•
the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including issue price, conditions for repurchase and repurchase price.

Role of the Compensation Consultant. Our compensation committee has retained Radford, an Aon Hewitt Consulting Company, as its independent compensation consultant. Radford reports directly to the compensation committee and does not provide any other services to us. The compensation committee generally relies on Radford to provide it with comparison group benchmarking data and information as to market practices and trends. Radford does not make specific base salary and/or short- and long-term incentive award recommendations, although it does provide award ranges for the compensation committee to consider. In 2016, the consulting services provided by Radford also included providing advice to the compensation committee in connection with the 2013 plan.
Representatives of Radford attend compensation committee meetings upon request of the committee chair as well as preparatory meetings as necessary. Radford attends executive sessions of the compensation committee as requested. Radford interacts directly with members of our management only on matters under the committee's oversight and with the knowledge and permission of the committee chairperson.
In September 2016, our compensation committee considered the relationships that Radford has with us, the members of our compensation committee and our executive officers, as well as the policies that Radford has in place to maintain its independence and objectivity. Based on the committee's evaluation, as well as the consideration by our executive officers of the policies that Radford has in place to maintain its independence and objectivity, the compensation committee has determined that Radford's work for the compensation committee has not raised any conflicts of interest.
Compensation Risk Assessment. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive or inappropriate risk-taking. Key features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, compensation is generally linked to both corporate performance and individual performance. Our corporate targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person's position in the company or their business unit. The mix of equity award instruments used under our long-term incentive program includes full value awards (as defined in the equity plan as any award of restricted stock or other stock unit with a per share price or per unit purchase price lower than 100% of fair market value on the date of grant), which also mitigate risk. Finally, the multi-year vesting of our equity awards properly account for the time horizon of risk.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee's responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to the board the persons to be nominated by the board for election as directors at the annual meeting of stockholders;

•	recommending to the board the directors to serve on the board committees and as lead director;

•	overseeing the evaluation of the board of directors; and

•	developing corporate governance guidelines and principles.
Our board of directors has adopted a series of corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, which is posted on the corporate governance section of "About" on our website, www.themedicinescompany.com.
The nominating and corporate governance committee met five times in 2016, including regular, special and telephonic meetings.

Director Candidates and Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

The nominating and corporate governance committee evaluates director candidates based upon a number of criteria as set forth in our corporate governance guidelines, including:

•	reputation for integrity, honesty and high ethical standards;

•
demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and willingness and ability to contribute positively to our decision-making process;

•	commitment to understanding our business and our industry;

•	adequate time to attend and participate in meetings of the board of directors and its committees;

•
ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors and the general public and to act in the interest of all stockholders;

•
demonstrated experience or skill set in particular management disciplines that complements, in the opinion of the members of the nominating and corporate governance committee, the existing members of the board of directors to provide a desirable balance; and

•	such other attributes, including independence, that satisfy requirements imposed by the SEC and The NASDAQ Stock Market.
Our corporate governance guidelines also provide that candidates should not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and that our nominating and corporate governance committee should consider the value of diversity of our board of directors when evaluating particular candidates. The committee has not adopted any formal or informal diversity policy and treats diversity as one of the criteria to be considered by the committee. The nominating and corporate governance committee does not assign specific weights to particular criteria that the committee reviews and no particular criterion is a prerequisite for the consideration of any prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite and diverse mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

From time to time, we engage an independent search firm to help us identify and screen director candidates.
Policy Regarding Holdover Directors
As a condition to being nominated by our board for re-election as a director, our corporate governance guidelines require each incumbent nominee for director to deliver to the board an irrevocable resignation that will become effective if (1) in the case of an uncontested election, the votes cast “for” such nominee's election do not exceed the votes cast “against” such nominee's election (with “abstentions” and “broker non-votes” not counted as a vote “for” or “against” such nominee's election), which we refer to as the required vote, and (2) the board determines to accept such resignation in accordance with the corporate governance guidelines. An incumbent director who does not receive the required vote in an uncontested election will continue to serve as a director while the nominating and corporate governance committee (or group of other independent, disinterested directors in certain circumstances) and the board decide whether to accept or reject his or her resignation.
If any incumbent director in an uncontested election does not receive the required vote, the nominating and corporate governance committee and the board will follow the following procedures in deciding whether or not to accept the nominee's resignation, all of which procedures will be completed within 90 days following the certification of the stockholder vote from such meeting:

•
The nominating and corporate governance committee will recommend to the board the action to be taken with respect to such resignation (which can range from accepting the resignation, to maintaining the director but addressing what the committee believes to be the underlying cause of the against votes, to resolving that the director will not be re-nominated in the future for election, to rejecting the resignation). In reaching its recommendation, the nominating and corporate governance committee will consider all factors it deems relevant, which may include: any stated reasons why stockholders voted against such director, any alternatives for curing the underlying cause of the votes against such director, the total number of shares voting, how such shares were voted, the number of broker non-votes, the director's tenure, the director's qualifications, the criteria for nomination as a director set forth the corporate governance guidelines, the director's past and expected future contributions to us and the overall composition of the board, including whether accepting the resignation would cause the company to fail to meet any applicable SEC or NASDAQ Stock Market requirement.

•
Our board will act on the nominating and corporate governance committee's recommendation and in doing so, will consider all of the factors considered by the committee and such additional factors as it deems relevant.

•	Following our board's determination, we will promptly publicly disclose our board's decision regarding the resignation and if such resignation is rejected, the rationale behind the decision.

If our board accepts a nominee's resignation, then it may fill the resulting vacancy or may decrease the size of the board pursuant to our bylaws.

Stockholder Nominees
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be forwarded to the nominating and corporate governance committee in writing at our principal executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Stephen M. Rodin, Secretary, and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for our next annual meeting.
Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth under "Information About The Annual Meeting—How and when may I submit a proposal for the 2018 annual meeting?" in this proxy statement. Under our bylaws, to directly nominate director candidates, stockholders must provide written notice to our Secretary at 8 Sylvan Way, Parsippany, New Jersey 07054, with the information required by our bylaws, including but not limited to:

as to the director candidate:

•
all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A of the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected; and

•
a description of all direct and indirect compensation and other material monetary arrangements during the past three years, or any other material relationships between or among the nominating stockholder and the proposed director candidate; and

as to the stockholder proposing the director candidate and the director candidate:

•	such person's name and address;

•	the number of shares of our common stock beneficially owned by such person;

•
any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give the economic risk similar to ownership of shares of any class or series of the company (any of the foregoing, a “Synthetic Equity Interest”);

•any proxy pursuant to which such person has or shares the right to vote any shares of any class or series of the company;

•	any short interest of such person in any shares of any class or series of the company or similar arrangement (a "Short Interest");

•	any significant equity interest, Synthetic Equity Interest or Short Interest of such person in any principal competitor of the company;

•
any performance-related fees (other than an asset-based fee) to which such person is entitled based on any increase or decrease in the price or value of shares of any class or series of the company or any Synthetic Equity Interest or Short Interest;

•any direct or indirect interest of such person in any contract with the company or any principal competitor of the company;

•	any pending or threatened litigation in which such person is a party or material participant involving the company or any of its officers or directors or affiliates; and

•	any material transaction occurring during the then immediately preceding 12-month period between such person and the company.
The details of this notice requirement are included in our bylaws, which are available through our public filings on our website or on the SEC's website. Candidates nominated by stockholders in accordance with the procedures set forth in our bylaws to nominate a director directly will not be included in our proxy card for our next annual meeting.

Board Risk Oversight
Management is responsible for the day-to-day management of risks the company faces, while our board, as a whole and through its committees, has responsibility for the oversight of risk management. In general, our board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our board believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our non-executive chairman meets regularly with our chief executive officer and other senior officers to discuss strategy and risks facing the company. Members of senior management attend the quarterly board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Each quarter, our board of directors receives presentations from senior management on strategic matters involving our operations. Our board typically holds in person, strategic planning sessions with senior management three times every year to discuss strategies, key challenges, and risks and opportunities for the company.
While our board is ultimately responsible for risk oversight at our company, our three standing board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting and internal controls. The compensation committee assists our board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure for our directors and executive officers, and corporate governance.

Code of Conduct and Ethics

Our board has adopted a written global code of conduct and ethics applicable to all of our directors and employees, including our principal executive officer and our principal financial officer. The revised global code of conduct and ethics, with a summary of the revisions, is available on the "About–Corporate Governance" section of our website, www.themedicinescompany.com.
Any waiver of the global code of conduct and ethics for directors or executive officers, or any amendment to the code that applies to directors or executive officers, may only be made by the board of directors. We intend to file a Form 8-K or post on our website, at the address and location specified above, all disclosures that are required by law or the applicable NASDAQ rules concerning an amendment to, or waiver from, a provision of the global code of conduct and ethics. In 2016 through the date hereof, no such waivers have been requested or granted.

Stockholder Communications with the Board of Directors
Any stockholder may contact the board of directors or a specified individual director by writing to the attention of the board of directors or a specified individual director and sending such communication to our principal executive offices at 8 Sylvan Way, Parsippany, New Jersey 07054 Attention: Stephen M. Rodin, Secretary. Each communication from a stockholder should include the following information in order to permit stockholder status to be confirmed and to provide an address to forward a response if deemed appropriate: (1) the name, mailing address and telephone number of the stockholder sending the communication; (2) the number of shares held by the stockholder; and (3) if the stockholder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the stockholder.
Our Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication.

Director Attendance at the Annual Meeting
As set forth in our corporate governance guidelines, directors are expected to attend the annual meeting of stockholders. All of our then directors attended our 2016 annual meeting of stockholders.

Compensation of Directors
Compensation Program. Every two years, our compensation committee reviews and makes recommendations to our board regarding the level of compensation of our non-employee directors. To determine the appropriate level of compensation for our non-employee directors, our compensation committee has historically obtained data from a number of different sources including: (1) publicly available data describing director compensation in peer companies (for 2016, the 2016 Peer Group is described in "Information About Our Executive Officer Compensation—Compensation Discussion and Analysis—Role of the Compensation Consultant and Management and Peer Group Development" below); and (2) information obtained directly from other companies. The compensation committee reviewed the compensation of our non-employee directors in January 2017 and decided to keep the compensation level unchanged.
Our compensation program for non-employee directors consists of a cash component and an equity component. The equity component includes stock option grant awards and restricted stock awards. The compensation committee designs the cash component by considering as a target the 50th percentile of cash compensation paid to directors at companies included in the data from the compensation committee's consultant, Radford, and the board's equity compensation to be at a value at or near the 50th percentile of the value of equity compensation paid to directors at companies included in the data from Radford. Each of these components is shown in the table below. We do not pay directors who are also our employees any additional compensation for serving on our board.
We have stock ownership guidelines for our independent directors to help ensure that they each maintain an equity stake in the company, and by doing so, appropriately link their interests with those of our other stockholders. These stock ownership guidelines provide that within a five-year period from the later of May 2011 or the director's appointment or initial election, a director should attain and hold shares of our stock (not including unexercised stock options) of no less than three times the director's annual retainer. All of our directors are currently in compliance with our stock ownership guidelines.
Cash Compensation. The following table describes the cash compensation for each non-employee director under our compensation program. The cash compensation is payable on a quarterly basis.

Type of Fee	Compensation Program
Annual retainer for each board member	$55,000
Additional annual retainer for non-executive chairman	$10,000
Compensation for each board meeting attended in a year in excess of ten meetings	$3,000
Additional annual retainer for committee members:
Audit committee chair	$25,000
Other audit committee members	$12,500
Compensation committee chair	$20,000
Other compensation committee members	$10,000
Nominating and corporate governance committee chair	$15,000
Other nominating and corporate governance committee members	$7,500
Compensation for each committee meeting attended in a year in excess of ten meetings, per committee	$1,500

For the purposes of the board compensation policy, to determine whether a board member or committee member attended in excess of ten meetings during the year, the number of meetings attended in person and by telephone are aggregated. In addition, directors are reimbursed for travel (including reimbursement of air transportation costs) and out-of-pocket expenses in connection with their attendance at board meetings and other company matters. Each of our directors is also entitled to indemnification by the company pursuant to individual indemnification agreements between the company and such director.
Equity Compensation. Each non-employee director is eligible to receive stock options and shares of restricted stock under our 2013 plan. The table below describes the initial and annual equity compensation for each non-employee director and the additional annual equity compensation to our non-executive chairman under our compensation program:

Type of Grant	Equity Awards	Grant Date	Vesting Schedule
Initial equity grant	$320,000 grant value in stock options	The date the director is initially elected to the board	Stock options vest in one installment 36 months after the grant date
Annual equity grant	$255,000 grant value split equally between stock options and restricted shares	The date of the annual meeting of stockholders	Stock options and restricted stock vest in one installment 12 months after the grant date
Additional annual equity grant to our non-executive chairman	Stock option to purchase 5,000 shares of common stock	The date of the annual meeting of stockholders	Stock options vest in one installment 12 months after the grant date

The options granted to directors have an exercise price equal to the closing price of our common stock on The NASDAQ Global Select Market on the date of grant and have a ten-year term. We have a policy in place providing that if an independent director in good standing voluntarily retires and has completed at least one full term of service (three years), any unvested stock options and restricted stock that were granted to the director as an annual award would vest immediately following the director’s retirement and all stock options granted to the director as an annual award would remain exercisable until the expiration of the option’s original 10-year term.
The following table shows the compensation for fiscal year 2016 for each non-employee director who served as a director during 2016. Mr. Panayiotopoulos did not serve as a director in 2016. See the “2016 Summary Compensation Table” below for information on compensation paid to Dr. Meanwell. As noted above, our employee directors do not receive additional compensation for services as a director.
                        2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		All Other Compensation ($)	Total ($)
William W. Crouse	$81,125	(3)	$127,516	$127,509		$—	$336,150
Alexander Denner	$62,500	(4)	$127,516	$447,511	(13)	$—	$637,527
Fredric N. Eshelman	$78,292	(5)	$127,516	$193,236	(14)	$—	$399,044
Robert J. Hugin	$71,000	(6)	$127,516	$127,509		$—	$326,025
John C. Kelly	$89,000	(7)	$127,516	$127,509		$—	$344,025
Armin M. Kessler	$62,500	(8)	$127,516	$127,509		$—	$317,525
Robert Savage	$43,750	(9)	$127,516	$127,509		$—	$298,775
Hiroaki Shigeta	$76,209	(10)	$127,516	$127,509		$—	$331,234
Melvin K. Spigelman	$76,500	(11)	$127,516	$127,509		$—	$331,525
Elizabeth H.S. Wyatt	$75,459	(12)	$127,516	$127,509		$—	$330,484

(1)
These amounts represent the aggregate grant date fair value of restricted stock granted by us during 2016, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 12 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 1, 2017. The per share grant date fair value of the award granted to each non-employee director on the date of our 2016 annual meeting of stockholders was $37.22. At December 31, 2016, each of our non-employee directors, except Mr. Savage, held 3,426 shares of unvested restricted stock.

(2)
These amounts represent the grant date fair value of stock options granted by us during 2016, determined in accordance with FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 12 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 1, 2017. At December 31, 2016, the total number of shares subject to compensatory options held by each of our non-employee directors were: Mr. Crouse, 86,589; Mr. Denner 0; Dr. Eshelman, 0; Mr. Hugin, 86,589; Mr. Kelly, 86,589; Mr. Kessler, 86,589; Mr. Savage, 111,289; Mr. Shigeta, 31,291; Dr. Spigelman, 86,589 and Ms. Wyatt, 96,589.

(3)
Mr. Crouse is the chair of the compensation committee and was a member of the nominating and corporate governance committee. During 2016, Mr. Crouse received $81,125 in board, compensation committee and nominating and corporate governance committee retainers.

(4)	Dr. Denner is the chair of the nominating and corporate governance committee. During 2016, Dr. Denner received $62,500 in board and nominating and corporate governance committee retainers.

(5)	Dr. Eshelman is the non-executive chairman of the Board and a member of the audit committee. During 2016, Dr. Eshelman received $78,292 in board, non-executive chairman and audit committee retainers.

(6)	Mr. Hugin is a member of the compensation committee. During 2016, Mr. Hugin received $71,000 in board and compensation committee retainers.

(7)	Mr. Kelly is the chair of the audit committee. During 2016, Mr. Kelly received $89,000 in board and audit committee retainers.

(8)	Mr. Kessler is a member of the nominating and corporate governance committee. During 2016, Mr. Kessler received $62,500 in board and nominating and corporate governance committee retainers.

(9)
Prior to his retirement in August 2016, Mr. Savage was the chair of the nominating and corporate governance committee. During 2016, Mr. Savage received $43,750 in board and nominating and corporate governance committee chair retainers.

(10)	Mr. Shigeta is a member of the compensation committee and was a member of the audit committee. During 2016, Mr. Shigeta received $76,209 in board and compensation and audit committee retainers.

(11)	Dr. Spigelman is a member of the audit committee. During 2016, Dr. Spigelman received $76,500 in board and audit committee retainers.

(12)	Ms. Wyatt is a member of the audit committee and was a member of the compensation committee. During 2016, Ms. Wyatt received $75,459 in board, audit committee and compensation committee retainers.
(13) Dr. Denner joined the board of directors in February 2016 and was awarded an initial equity grant of $320,000 at that time.

(14)
As the non-executive chairman, Dr. Eshelman was awarded an annual additional stock option award of 5,000 shares of our common stock on the date of our 2016 annual meeting of stockholders. The grant date fair value of this award to Dr. Eshelman was $65,727.

Certain Related-Party Transactions
In accordance with our audit committee charter, our audit committee is responsible for reviewing and approving the terms and conditions of all related party transactions.
Our board of directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.
In accordance with our audit committee charter, members of the audit committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC rules and regulations and the NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000, and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•
any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owners of more than 5% of our common stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the audit committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our global code of conduct and ethics. Under our global code of conduct and ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Compensation Committee Interlocks and Insider Participation
Until our 2016 annual meeting of stockholders held on May 26, 2016, our compensation committee consisted of William W. Crouse, Robert J. Hugin, Hiroaki Shigeta and Elizabeth H.S. Wyatt. Following our 2016 annual meeting of stockholders through the end of 2016, our compensation committee consisted of William W. Crouse, Robert J. Hugin and Hiroaki Shigeta. None of the prior or current members of the compensation committee was a current or former officer or employee of our company and none of whom had any related person transaction involving us required to be reported under Item 404(a) of Regulation S-K.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the compensation committee.

INFORMATION ABOUT OUR EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis
Executive Summary
Our compensation program is designed to attract, retain and motivate executive talent, promote the achievement of key strategic and financial performance measures and align executives' incentives with our corporate strategies and business objectives and the creation of long-term stockholder value. The main components of our program are base salary; annual cash bonus; equity awards (consisting of stock option and restricted stock awards); health and life insurance and other employee benefits; and severance and change-of-control benefits.
2016 was a transformative year for the company as we executed on a significant shift in our business focus from a specialty commercial pharmaceutical company to a biotech development-oriented company. Beginning in late 2015, our compensation committee reviewed our executive compensation program and, following extensive discussion between the compensation committee, its independent compensation consultant (Radford) and our management team, the committee purposefully modified the compensation program to support the company’s shift in business focus. The compensation program was rebalanced with a view to moving from lower-risk, short-term, cash-based compensation to higher-risk, longer-term, equity-based compensation, which we believe better mirrors the pay mix more commonly found at emerging biotech firms and increases incentives that will only be realized with long-term success. Key changes to the compensation program for 2016 included:

•	A freeze on executive officer base salary, other than promotions;

•
Adjustments to the weighting and targets of our annual bonus plan performance metrics to shift focus from revenue targets to achievement of clinical trial milestones along with regulatory and development progression; and

•	Increased use of equity awards (70% of which are options).
Our 2016 Performance
We believe the changes in our compensation approach in 2016 supported the shift in strategic direction of our company, as reflected in key performance achievements. In 2016, we continued to advance our product candidates in development, particularly inclisiran (under our collaboration agreement with Alnylam Pharmaceuticals, Inc.) and meropenem-vaborbactam (formerly known as Carbavance). We executed on strategic transactions, including the sale of our hemostasis portfolio (consisting of PreveLeak, Raplixa and Recothrom) and our non-core cardiovascular assets (consisting of Cangrelor, Cleviprex and rights to Argatroban for Injection), and restructured a significant portion of our convertible debt to improve operating flexibility. We submitted an NDA for meropenem-vaborbactam in the United States and continued to progress our commercial launches of Orbactiv® and Minocin® (minocycline) for injection. We note that while we achieved several significant development, regulatory and strategic goals, our total net revenue for 2016 declined to approximately $168 million, principally due to our loss of patent exclusivity for Angiomax®.
Many proxy advisory firms and other analysts evaluate a company’s one-year and three-year investment return as of fiscal year end. While this is a methodology that can be replicated across many companies, it sometimes fails to take into account significant performance that is achieved in a particular year but is not reported until the following year. We believe our common stock price and performance as of the closing date of our most recent fiscal year does not fully reflect our 2016 performance because we had not yet reported our full year financial results or released data from a key clinical trial which was completed in 2016. Accordingly, we believe that our stock price performance - and how it reflects our prior year’s performance - should be evaluated following the reporting of these events in 2017.
Our stock price has appreciated more than 50% since the end of the 2016 (from December 30, 2016 through April 21, 2017). As shown below, our Total Shareholder Return (TSR) percentile rank among our peer group improves when extended through April 21, 2017. Instead of one-year TSR at the 77th percentile as of December 31, 2016, our one-year TSR increases to the 86th percentile as of April 21, 2017. Even more significantly, our three-year TSR improves from the 33rd percentile to the 68th percentile.

Our Pay Practices
Our compensation program emphasizes pay-for-performance and is designed to link the pay of our executive officers to our overall financial and operational performance and our executive officers' contribution to stockholder value. To further alignment with our stockholders, we also have sought to incorporate stockholder-friendly practices into our pay program.
What We Do

•
Performance Focus. We have designed our executive compensation program to have substantial elements that are performance-based. Our cash bonus plan is tied to corporate strategic and financial goals, as well as individual performance. The plan is broad-based and applies to all employees and executives. In 2016, approximately 87% of our CEO's compensation consisted of variable compensation elements dependent on our achievement of corporate performance goals and objectives and our stock price performance.

•
Long-Term Equity Incentives. We grant equity awards broadly among our employee population on an annual basis to encourage an ownership culture and align management and our employees with our stockholders' interests. We use a mix of stock options and restricted stock. Our equity awards have multi-year vesting periods, generally vesting over a four-year period, designed to encourage our employees and executives to focus on the long-term performance of our stock price.

•
Executive and Director Stock Ownership and Share Retention Guidelines. We have adopted executive stock ownership guidelines that require our chief executive officer to own shares of our common stock with a value equal to 6x his base salary and each other named executive officer to own shares of our common stock with a value equal to 1x his respective base salary, as calculated under our policy. Our named executive officers are required to retain 50% of net after tax shares obtained via the vesting of any full-value stock award until the named executive officer meets our prescribed ownership guidelines. These guidelines are in addition to our non-employee director stock ownership guidelines that require each of our directors to own shares of our common stock with a value equal to 3x the non-employee director annual retainer.

•
Risk Assessment. Our compensation committee has reviewed our incentive compensation programs and discussed the concept of risk as it relates to our compensation program. We believe that the key features of our programs reflect sound risk management practices and that we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk taking. We use risk mitigating features in our compensation programs, including that our 2016 cash bonus plan included a maximum payout for our executive officers of 150% of target.

•
Independent Compensation Committee and Consultant. Our compensation committee, which is composed entirely of independent directors, provides independent oversight of our compensation programs. Our compensation committee uses an independent executive compensation consulting firm that reports directly to the committee and provides no other services for the company.

•	Stockholder Engagement. The company is committed to open and regular communication with our stockholders, and takes the opportunity to engage with stockholders to understand their perspectives.
What We Don't Do

•	Limited Perquisites. Our named executive officers receive only limited perquisites.

•	No Tax Gross-ups. We do not have excess parachute payment tax or other tax gross-up provisions in our executive compensation arrangements, including our arrangements with our chief executive officer.

•	No “Single-Trigger" Change-in-Control Protections. Change-in-control protections for our named executive officers are limited to "double-trigger" arrangements.

•	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our named executive officers.

•
No Hedging or Pledging of Company Stock.   Our insider trading policy expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our stock and prohibits the purchase of our securities on margin, the borrowing against our securities held in a margin account and the pledge of our securities as collateral for a loan, except in circumstances where the person that wishes to pledge our securities as collateral for a loan clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities and receives the approval of our chief financial officer or general counsel.

Consideration of 2016 Say-on-Pay Vote Results and Stockholder Engagement
In May 2016, our board reviewed the results of our 2016 “say-on-pay” vote in which approximately 97% of the shares present or represented and voting on the matter were voted in favor of the advisory vote on our executive compensation program. After taking into consideration stockholder support for our executive compensation program reflected in the say-on-pay vote results, the compensation committee decided to continue to apply the same philosophy, compensation objectives and governing principles as it has used in past years when making subsequent decisions or adopting subsequent policies regarding named executive officer compensation. Our stockholders have an opportunity to vote on the frequency of such advisory votes on our named executive officer compensation at this annual meeting of stockholders.
The company is committed to open and regular communication with our stockholders, and takes the opportunity to engage with stockholders to understand their perspective.
Objectives and Philosophy of Our Executive Compensation Program

The primary objectives of our compensation committee with respect to executive compensation are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking cash and equity incentives to the achievement of measurable corporate and individual performance goals; and

•	align executives' incentives with the creation of long-term stockholder value.
To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. Our executive compensation program consists of a base salary, an annual cash incentive component and a long-term equity compensation component, including the grant of stock options and restricted stock that vest over multi-year periods. Base salaries are intended to establish the minimum or base-line competitive compensation level that sits beneath the variable compensation components. Through our cash bonus program, our executive compensation program ties a substantial portion of each executive's overall compensation to key strategic goals, such as clinical trial progress, achievement of regulatory approvals, unlocking shareholder value and our financial and operational performance as measured by metrics such as net revenue and cash position. Integrating these goals into our cash incentive program allows us to promote specific initiatives by directly linking success in these targeted goals with individuals' awards. In addition, we believe that the long-term equity compensation component of our executive compensation program helps to retain our executives and aligns their interests with those of our stockholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.
Role of the Compensation Consultant and Management and Peer Group Development
The compensation committee retains the consulting firm Radford, an AON Hewitt company, to advise the committee in connection with the committee's determination of the appropriate peer group of companies against which it should compare its compensation practices, and the evaluation of base salaries, percentage bonus targets and equity awards for our named executive officers. As part of this process, during the compensation committee's review of executive compensation, Radford provides the compensation committee with tally sheets presenting each component of compensation received for reference in considering the total compensation package of each named executive officer. The compensation committee also consults with our chief executive officer in determining compensation packages of our other named executive officers. However, our chief executive officer is not present when committee decisions are made regarding the other named executive officer's individual compensation.
As part of its engagement, Radford identifies a peer group of publicly traded companies that it believes have business life cycles, revenues, market capitalizations, products, and number and capabilities of employees that are roughly comparable to ours and against which it believes we compete for executive talent. In particular, the peer group selection criteria used in selecting the 2016 peer group consisted of companies that most closely met the following primary criteria:

•	industry focus, with targeted companies operating in the biotech and pharmaceutical industry;

•	stage of operations, with targeted companies having at least one commercial product;

•	revenue, targeting companies consistent with our historic and expected future revenue that have revenue between $190 million and $1.7 billion; and

•	market capitalization targeted from approximately 1/3x to approximately 3x our market value at the time of the committee's evaluation.
In addition, when selecting the 2016 peer group, the compensation committee considered employee headcount as a secondary peer group selection criterion, targeting biotechnology and pharmaceutical companies with approximately 1/3x to 3x our headcount at the time of the committee's evaluation.
The compensation committee, in conjunction with senior management, reviews the peer group presented by Radford to determine whether any adjustments to the composition of the group are needed, including evaluating historical and potential peer companies that fall outside one of the selection criteria, but are otherwise aligned with the selection criteria. As a result, our peer group may change from year-to-year. After the final determination of the peer group by the committee, Radford analyzes the executive compensation programs of these companies, together with Radford’s Global Life Sciences Survey and the SIRS Executive Compensation Survey, and provides the committee with executive compensation data. We refer to the blend of the peer group data and the Radford survey data for each year as the market compensation data.
In September 2016, the compensation committee, working with Radford and our senior management, adjusted the composition of the peer group by removing seven companies that no longer fit our peer group profile and adding seven companies, Alnylam Pharmaceuticals, Inc., Ariad Pharmaceuticals, Inc., Depomed, Inc., Insys Therapeutics, Inc., Intercept Pharmaceuticals, Inc., Juno Therapeutics, Inc. and Ultragenyx Pharmaceuticals Inc., which fit our peer group profile. Specifically, the committee removed Akorn, Inc. Impax Laboratories, Inc., Jazz Pharmaceuticals, plc., Myriad Genetics, Inc., and United Therapeutics Corporation because they no longer matched the selection criteria for our peer group and removed Cepheid and Medivation, Inc. because they were acquired by other companies. We refer to the companies that remain in, or were added to, the 2016 peer group as the 2017 peer group. The 2016 and 2017 peer groups are listed below.

2016 Peer Group	2017 Peer Group
• Acorda Therapeutics, Inc.	• Acorda Therapeutics, Inc.
• Akorn, Inc.	• Alkermes plc
• Alkermes plc	• Alnylam Pharmaceuticals, Inc.
• Cepheid	• Ariad Pharmaceuticals, Inc.
• Emergent BioSolutions, Inc.	• Depomed, Inc.
• Horizon Pharma plc	• Emergent BioSolutions, Inc.
• Impax Laboratories, Inc.	• Horizon Pharma plc
• Ironwood Pharmaceuticals Inc.	• Insys Therapeutics, Inc.
• Ionis Pharmaceuticals, Inc.	• Intercept Pharmaceuticals, Inc.
• Jazz Pharmaceuticals plc.	• Ionis Pharmaceuticals, Inc.
• Medivation, Inc.	• Ironwood Pharmaceuticals Inc.
• Myriad Genetics, Inc.	• Juno Therapeutics, Inc.
• Nektar Therapeutics	• Nektar Therapeutics
• Pacira Pharmaceuticals, Inc.	• Pacira Pharmaceuticals, Inc.
• Seattle Genetics, Inc.	• Seattle Genetics, Inc.
• United Therapeutics Corporation	• Ultragenyx Pharmaceuticals Inc.

We compete with many other companies for executive personnel. Accordingly, the compensation committee generally targets base salary and target total cash compensation, including base salary and target bonus, for executives at the 50th percentile of compensation paid to similarly situated executives based on the market compensation data. The committee generally targets equity compensation for executives at the 50th percentile of equity compensation paid to similarly situated executives based on the market compensation data. The committee may vary these general targets with respect to executives based on the job responsibilities, experience and performance levels of the individuals and overall company performance.

Our Named Executive Officers

Our named executive officers for 2016 are Dr. Clive Meanwell, our chief executive officer, William B. O'Connor, our chief financial officer, and our next three most highly compensated executive officers who were executive officers as of the end of 2016: Stuart A. Kingsley, our president and chief operating officer; Christopher T. Cox, our executive vice president and chief corporate development officer; and Stephen M. Rodin, our executive vice president, general counsel and secretary.
Components of our Executive Compensation Program
The primary elements of our executive compensation program are:
•base salary;

•annual cash bonus;
•stock option and restricted stock awards;
•health and life insurance, and other employee benefits; and
•severance and change-of-control benefits.
In addition, from time to time, we make new hire awards and utilize special bonus programs as part of our executive compensation program. Both of these compensation elements were used in 2016.
We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee, after reviewing information provided by Radford, determines what it believes to be the appropriate level and mix of the various compensation components within the targeted percentiles for overall cash and equity compensation.
Base Salary. The compensation committee uses base salary to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Base salaries of our named executive officers are reviewed at least annually by the compensation committee. The compensation committee will also adjust base salaries as warranted throughout the year for promotions, changes in market compensation that it may become aware of or other changes in the scope or breadth of an executive's role or responsibilities. Each year, the committee, after consulting with Radford and certain members of our senior management, determines a baseline merit increase percentage for all employees. During the compensation committee's review of each named executive officer's salary, this baseline percentage is then considered for adjustment based on the executive's success in meeting or exceeding individual performance objectives, promoting our core values and demonstrating leadership abilities, including for Dr. Meanwell, his leadership related to the planning, oversight and direction of our competitive human and financial strategy. In addition, adjustments are considered from time-to-time to realign salaries with market levels competitive with the 50th percentile of base salaries offered for positions comparable to those held by our named executive officers, as adjusted to reflect individual responsibilities, performance and experience, based on the market compensation data.
In February 2016, the compensation committee established 2016 base salaries for our named executive officers (except Messrs. Kingsley and Cox who were hired during 2016). In establishing base salaries for 2016, the compensation committee considered the 2016 market compensation data of base salaries, the level of each executive's responsibility and each executive's past performance and experience. The compensation committee aimed to provide a base salary for each executive generally comparable to the base salary of executives in the 50th percentile of 2016 market compensation data. The committee also considered the executive's responsibilities at the company, experience and performance in 2015, and in light of those considerations, base salaries of certain of our named executive officers exceeded the 50th percentile by as much as 27%. Following such consideration, the committee determined not to change the base salaries for named executive officers other than Messrs. O'Connor and Rodin due to their promotions to chief financial officer and executive vice president, general counsel, respectively. In connection with their respective hiring, the base salaries of each of Messrs. Kingsley and Cox were set by the committee at levels that enabled recruitment of the executives and were in line with market comparisons. In February 2017, with respect to 2017 base salaries, the committee again decided to leave base salaries unchanged for named executive officers other than Messrs. O'Connor and Rodin.
The following table presents each named executive officer's 2015 and 2016 base salary and the percentage increase in base salary from 2015 to 2016:

Named Executive Officer	2015 Salary	2016 Salary	Percent Increase from 2015 to 2016
Clive A. Meanwell	$896,447	$896,447	—%
William B. O'Connor	$409,500	$465,000	13.6%
Stuart A. Kingsley	$—	$650,000	—%
Christopher T. Cox	$—	$500,000	—%
Stephen M. Rodin	$368,000	$425,000	15.5%

Annual Cash Bonus Plan. We have an annual cash bonus plan that covers all of our employees, including our named executive officers. The annual cash bonus plan is intended to motivate our named executive officers to work toward the achievement of company strategic, operational and financial goals and individual performance objectives, and to reward our named executive officers when their efforts result in success for the company. The compensation committee approves corporate goals for each year and determines potential total bonus amounts based on both achievement of these goals and of individual performance goals. For 2016 bonuses, the corporate goals comprise 70% of the total cash bonus and the individual goals comprise 30% of the total cash bonus for our executive officers, except for our chief executive officer, whose total bonus amount is based solely on the company's achievement of its corporate goals.

Bonus targets under the annual cash bonus plan are calculated as a percentage of the applicable named executive officer's base salary, with target percentiles corresponding to the position of the executive at the company. For 2016, Dr. Meanwell's bonus target percentage was 100% of his base salary, and Messrs. O'Connor, Kingsley, Cox and Rodin's bonus target percentages were 60% of their respective base salaries. For Messrs. Kingsley and Cox, their 2016 bonuses were prorated for the portion of the year during which they were employed by the company.
Corporate Goals. The corporate goals adopted by the compensation committee generally conform to the financial metrics contained in the internal business plan adopted by our board of directors relating to revenue, operating profit and operating expenses, as well as to certain operational goals. The compensation committee works with the chief executive officer to develop corporate goals that they believe are challenging but can be reasonably achieved over the year. In May 2016, our compensation committee recommended, and our board of directors approved, the corporate goals for 2016, including the weighting for each corporate goal. The corporate goals for 2016 were collectively allocated a corporate goal value of 100 points, with the corporate goal award value for “financial goals” (net revenue, cash and liquidity and unlocking shareholder value) collectively representing 45 points and the “competitive goals” (late stage progression and phase 1-2 clinical trials) collectively representing 55 points. These goals, which differed from the prior year's annual bonus goals with respect to weighting, and in the case of the financial goals the metrics chosen, were selected and weighted in light of the significant shift expected in the company's business focus from commercial pharmaceuticals to a biotech-focused company principally due to our loss of patent exclusivity for Angiomax.
In setting the company bonus factor, the compensation committee retains the discretion to give more or less credit for corporate goals and to give credit for our overall annual performance and our achievement of additional accomplishments during the fiscal year that were not contemplated by the approved corporate goals. In such event, the corporate goal award values for a specific goal may be adjusted and award values for additional achievements may be added to the total possible corporate goal award values. The company bonus factor may reflect the discretion of the committee.
Under the annual cash bonus plan, if we achieve the target performance level of each corporate goal, then the corporate goal award value credited would equal 100 out of a total target of 100 and the company bonus factor would be 100% of the 70% weighting toward the total bonus amount. For 2016, the company bonus factor could range from 0% to 150% based on the level of achievement of the corporate goals. When calculating cash bonuses, the actually determined company bonus factor for the year is multiplied by the corporate objective portion of each named executive officer’s cash bonus target.
Individual Objectives. Individual objectives are tied to the particular area of expertise of the named executive officer and his performance in attaining those objectives. Achievement of these objectives is measured relative to external forces, internal resources utilized and overall individual effort. Except with respect to our chief executive officer, individual objectives are based on a variety of factors, including the achievement of corporate goals. The individual performance objectives are determined by the executive officer to whom the named executive officer reports. In the case of our chief executive officer, our corporate goals serve as his individual objectives. To receive credit for the achievement of an individual objective, a named executive officer must accomplish at least 80% of such objective. The compensation committee reviews the individual objectives which the officer has been deemed to have achieved and the officer's performance beyond the objectives and, based on a subjective, qualitative analysis of the achieved objectives, the individual's efforts, the overall impact of such officer's performance on the performance of the company and such other relevant factors as the committee may determine, the committee determines an individual performance rating for the officer. For 2016, the individual performance rating could range from 0% to 200% based on the level of achievement of the individual objectives, subject to an overall cap on bonus payouts of 150% of target. When calculating cash bonuses, the actually determined individual performance rating for the year is multiplied by each named executive officer’s cash bonus target.
Bonus Determinations. In January 2017, the compensation committee evaluated our 2016 actual performance against our 2016 corporate goals and individual goals, resulting in the following bonus payouts:

Named Executive Officer	2016 Salary	2016 Bonus Target (%)	2016 Bonus Target ($) (2)	2016 Actual Bonus Payment (1) (2)
Clive A. Meanwell	$896,447	100%	$896,447	$853,418
William B. O'Connor	$465,000	60%	$279,000	$287,203
Stuart A. Kingsley	$650,000	60%	$242,548	$255,957
Christopher T. Cox	$500,000	60%	$253,974	$266,993
Stephen M. Rodin	$425,000	60%	$255,000	$264,792

(1)
This column represents the actual cash bonus payment made to our named executive officers. Such amount is based on the company bonus factor and the individual performance rating of the named executive officer by allocating 70% of the target bonus to corporate goal achievement and multiplying that amount by the company bonus factor and allocating 30% to individual performance and multiplying that amount by the individual performance rating. The two values are then added together to determine the actual payout. Dr. Meanwell's bonus is determined based entirely on corporate goal achievement.

(2)	Messrs. Kingsley's and Cox's 2016 bonuses (both target and actual) were prorated for the portion of the year they were employed by the company.

The following table sets out our 2016 corporate goals, the weighting for each goal set by the committee, the achievement percentage as determined by the committee in January 2017 and the resulting award value:

Corporate Goal	Weight	Result	Award Value
Financial	45%
Net Revenue - worldwide total net revenue at or above a $164 million target	10%	Exceeded (102%) - we achieved approximately $168 million in worldwide total net revenue for our products in 2016	10.2
Cash and Liquidity - year-end cash at or above a $470 million target	15%	Exceeded (125%) - we achieved a year-end cash balance of $542 million	18.8
Unlock Shareholder Value - generate at least $420 million in cash through non-dilutive strategic transactions	20%	Exceeded (104%) - we generated $438 million in cash through sales of our hemostasis and non-core cardiovascular assets	20.9
Competitive	55%
Late Stage Progression - achieve significant progression through regulatory and development processes	20%	Exceeded (102%) - Carbavance: Phase 3 trial progression exceeded and submission of NDA met; regulatory transition of sold assets met	20.4
Phase 1-2 Clinical Trials - achieve significant Phase 1-2 product progression	35%	Partially met (71%) - Inclisiran: development milestones met; MDCO-216: data and decision on program met; MDCO-700: development milestones not met	25.0
Total	100%		95.2
The following individual achievements were also evaluated in January 2017:
Dr. Meanwell's bonus is tied to the company's performance against our corporate goals, subject to the committee's evaluation of his individual performance. For Dr. Meanwell, the compensation committee recognized his leadership related to the planning, oversight and direction of our competitive, human and financial strategy in 2016. In particular, the committee recognized our overall operating performance, the conclusion of strategic transactions relating to certain non-core assets which improved our cash position and the progression of our product portfolio, in particular the phase 2 trial for inclisiran, and the phase 3 trial and NDA submission for meropenem-vaborbactam. The compensation committee awarded Dr. Meanwell a bonus of $853,418, which equaled 95.2% of his 2016 bonus target in line with corporate goal achievement.
Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. O'Connor's contributions in improving our financial reporting systems and our management of the finance and information technology departments. The compensation committee also believed that Mr. O'Connor played an important role in a variety of strategic projects, including improved cash management and the completion of strategic transactions. The compensation committee confirmed that Mr. O'Connor would receive an individual bonus performance factor of 121%. The compensation committee awarded Mr. O'Connor an overall bonus payment of $287,203 which equaled 103% of his bonus target.
Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. Kingsley's contributions related to achieving full year net revenue targets and improving overall operating capabilities. The compensation committee confirmed that Mr. Kingsley would receive an individual bonus performance factor of 126%. The compensation committee awarded Mr. Kingsley an overall bonus payment of $255,957 which equaled 106% of his bonus target and was pro-rated for his months of service with the company.
Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. Cox's contributions related to raising non-dilutive capital through the successful completion of the divestiture of certain non-core assets and by continuing effective communication with our institutional investors. The compensation committee confirmed that Mr. Cox would receive an individual bonus performance factor of 127%. The compensation committee awarded Mr. Cox an overall bonus payment of $266,993 which equaled 106% of his bonus target and was pro-rated for his months of service with the company.
Following a discussion with Dr. Meanwell, the compensation committee recognized Mr. Rodin's contributions related to the litigations related to certain Angiomax patents, as well as management of our ongoing legal and compliance affairs and the completion of certain strategic transactions. The compensation committee confirmed that Mr. Rodin would receive an individual bonus performance factor of 124%. The compensation committee awarded Mr. Rodin an overall bonus payment of $264,792 which equaled 104% of his bonus target.

Special Transaction Bonuses. In 2016, we undertook a number of transformative transactions, including completing the sale of our non-core cardiovascular assets and restructuring a significant portion of our convertible notes due in 2017. These transactions, which raised significant operating capital and provided needed strategic flexibility to operate our business, required specialized expertise, experience and effort from our management team. The compensation committee determined that our core compensation program did not properly reward for the contributions necessary to execute these transactions. In light of the extraordinary efforts and key contributions made by certain employees, including certain of our named executive officers, in connection with these transactions, the Committee determined that the payment of special cash bonuses was appropriate. Our named executive officers received the following special cash bonuses in February 2017 for their efforts in 2016: Mr. O’Conner ($100,000); Mr. Cox ($100,000); and Mr. Rodin ($100,000). The compensation committee undertook a rigorous process before making this determination, including review by the committee of peer company research with respect to award practices in similar situations, review and validation of the special bonus program by the committee’s independent compensation consultant and numerous discussions with the compensation consultant and management.
Stock Option and Restricted Stock Awards. Our equity award program is the primary vehicle for offering long-term incentives to our executives, including our named executive officers. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our named executive officers and our stockholders. Equity grants are intended as both a reward for contributing to the long-term success of our company and an incentive for future performance. The vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to our named executive officers to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparable equity awards received by executives in our peer group, our company-level performance, the applicable executive's performance, the amount of equity previously awarded to the executive, the vesting schedule of such previous awards and the recommendations of management and consultants to the compensation committee.
The compensation committee typically makes annual equity grants, and, if there are new executives, initial stock option awards, as part of our overall compensation program. The compensation committee reviews all components of the executive's compensation when determining annual equity awards to ensure that an executive's total compensation conforms to our overall philosophy and objectives. The compensation committee also has an equity compensation policy for the use of stock options and restricted stock awards. All of the equity grants to our named executive officers are approved by the compensation committee. Each of Messrs. Kingsley and Cox received an initial stock option award in connection with his hire in 2016.
Annual equity awards to our named executive officers are typically granted in conjunction with the annual review of their individual performance. This review typically occurs at the regularly scheduled meeting of the compensation committee held in the first quarter of each year. This allows the compensation committee to receive audited financial statements of the previous year prior to making award determinations. Therefore, annual cash bonuses and equity awards relating to performance during 2015 for all of our employees, including our named executive officers, were granted in February 2016, to be effective as of March 1, 2016, and annual cash bonuses and equity awards relating to performance during 2016 for all of our employees, including our named executive officers, were granted in February 2017, to be effective as of March 1, 2017. We have established March 1 of each year as the grant date of our annual stock option and restricted stock grants to named executive officers.
In general, initial option grants to newly named executive officers vest over 48 months with 25% of the option vesting 12 months after the named executive officer's start date and the remainder of the option vesting in 36 equal monthly installments. Our annual option grants to named executive officers generally vest in 48 equal monthly installments commencing one month after the date of the grant. Exercise rights generally cease 90 days after termination of employment except in the case of death, disability or in accordance with our associate retirement policy. Restricted shares vest in annual increments of 25% over a period of four years, commencing on the first anniversary of the date of grant.

In February 2017, based on discussions with Radford, the compensation committee decided to grant a mix of 70% options and 30% restricted stock to our named executive officers for their respective performances in 2016. In determining these equity awards, the compensation committee analyzed this data comparing the value of the options granted by companies represented in the 2016 market compensation data and the size of the equity grants as a percentage of the overall ownership of those companies. In determining the equity awards for our named executive officers, the committee also considered each named executive officer's individual performance.

In February 2017, the compensation committee approved the following equity awards to our named executive officers for 2016, to be effective as of March 1, 2017.

Named Executive Officer	Number of Shares Underlying Options	Number of Shares of Restricted Stock
Clive A. Meanwell	210,793	34,156
William B. O'Connor	49,185	7,970
Stuart A. Kingsley	70,265	11,386
Christopher T. Cox	70,265	11,386
Stephen M. Rodin	42,159	6,832

Due to SEC rules regarding the reporting of compensation in the summary compensation table, the “2016 Summary Compensation Table” does not include the above grants, and instead includes equity awards related to 2015 performance, which were granted in 2016 and new hire grants made in 2016. In February 2016, the compensation committee approved the following equity awards to our named executive officers for

2015: Dr. Meanwell (297,776 shares with respect to options, 45,400 restricted shares), Mr. O'Connor (47,644 shares with respect to options, 7,264 restricted shares), and Mr. Rodin (47,644 shares with respect to options, 7,264 restricted shares). These awards were determined on substantially the same basis and on generally the same terms as those described above granted with respect to 2016 performance. For further information about the equity awards granted in 2016 related to 2015 performance, see our proxy statement for our 2016 annual meeting of stockholders filed with the SEC on April 26, 2016. In February 2016, in connection with Mr. Cox's hire, the committee approved an initial grant of 302,205 options, and in May 2016, in connection with Mr. Kingsley's hire, the committee approved an initial grant of 398,232 options. Equity awards related to 2016 performance, which were granted in 2017, will be disclosed in the 2017 Summary Compensation Table in our proxy statement for our 2018 annual meeting of stockholders.

Executive Stock Ownership and Share Retention Guidelines. We have adopted executive stock ownership guidelines to help ensure that our executives each maintain an equity stake in the company, and by doing so, appropriately link their interests with those of our other stockholders. These guidelines require our chief executive officer to own shares of our common stock with a value equal to six times his base salary and each other named executive officer to own shares of our common stock with a value equal to one time his respective base salary, as calculated under our policy. Our named executive officers are required to retain 50% of net after tax shares obtained via the vesting of any full-value stock award until the named executive officer meets our prescribed ownership guidelines. Common stock of the company held by the executive (whether acquired through the exercise of an option, the settlement of an equity award, through an employee benefit plan or otherwise) is counted toward the guideline. Unvested equity awards and unexercised stock options are not counted toward the guideline. To be in compliance, the executive must hold the lesser of: (1) the number of shares needed to equal the designated value based on the company’s then-current prior 30-day closing price or (2) the number of shares needed to equal the designated value based on the company’s prior 30-day closing price at the time the executive initially became subject to the guidelines. Executives have a five-year period from the date on which they become subject to the guidelines to acquire the required shares.

These guidelines are in addition to our non-employee director stock ownership guidelines described in section “Information About Corporate Governance—Compensation of Directors” above.

Associate Retirement Stock Policy. If an employee voluntarily retires at or after age 60 and has at least 10 years of service to the company, any stock options granted to the employee as an annual award would remain exercisable until the earlier of three years following the termination of service or the expiration of the options’ original 10 year term.

Benefits and Other Compensation. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We make matching contributions of 50% of an employee's contributions under our 401(k) plan up to a maximum of 6% of an employee's eligible earnings.
Perquisites. We limit the perquisites that we make available to our named executive officers. Generally, named executive officers are not entitled to any benefits that are not otherwise available to all of our employees. For example, we do not provide pension arrangements, post-retirement health coverage or similar benefits to our named executive officers or our employees. Similarly, our health and insurance plans are the same for all employees. We may from time to time reimburse moving, travel and housing expenses for our named executive officers that we require to relocate during the course of performing services for us. Mr. Kingsley receives corporate housing near our headquarters and reimbursement for commuting expenses.
Severance and Change-of-Control Benefits. Pursuant to severance agreements we have entered into with each of our named executive officers, and the provisions of our 2004 plan and our 2013 plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the captions "—Employment Agreements" and "—Potential Payments Upon Termination or Change in Control" below. We believe providing these benefits help us compete for executive talent. We believe that our severance and change of control benefits are generally comparable to severance packages offered to executives by the companies in our peer groups.
Our practice in the case of change-of-control benefits has been to structure these as "double trigger" benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if, during a one-year period after the change of control, the executive’s employment is terminated by us or our successor without "cause," or by the executive for "good reason", as each is defined in the severance agreements. We believe a "double trigger" maximizes stockholder value because it avoids an unintended windfall to executives in the event of a friendly change of control, while still providing executives appropriate incentives to cooperate in negotiating any potential change of control in which they believe they may lose their jobs.
Employment Agreements
Dr. Meanwell serves as our chief executive officer pursuant to the terms of an employment agreement, which was amended on May 26, 2016. His employment agreement, as amended, reflected substantially the same terms as his existing employment arrangements at the time the amendment was entered into. The initial term of the agreement was through December 31, 2016, and renews automatically on a yearly basis unless either party provides written notice of non-renewal at least 90 days prior to the expiration of the then-current term. The agreement provides for an annual base salary of $896,447, subject to upward adjustment in the discretion of our board, and that Dr. Meanwell is eligible to receive an annual cash bonus targeted to be 100% of his annual base salary, subject to meeting company and personal performance goals determined at the discretion of our board. The agreement provides for the payment of accrued rights upon a termination and the payment of bonus earned but not yet paid prior to the termination date in the event of certain qualifying terminations. In the event of a termination by the company without cause or Dr. Meanwell with good reason, Dr. Meanwell will be entitled to any payments or benefits provided pursuant to the provisions of the severance agreement between the company and Dr. Meanwell described under the caption "—Potential Payments Upon Termination or Change in Control" below. Pursuant to a noncompetition agreement, Dr. Meanwell has agreed not to compete with us during the term of his employment and for a period of one year after his termination.
Messrs. O'Connor, Kingsley, Cox and Rodin do not have employment agreements with the company. They have each entered into a noncompetition agreement, pursuant to which each has agreed not to compete with us during the term of his employment and for a period of one year after his termination.
We have also entered into severance agreements with each of our named executive officers as described below in the section “—Potential Payments Upon Termination or Change in Control" below.
Each of our named executive officers is also entitled to indemnification by the company pursuant to an indemnification agreements entered into between the company and such officer.
Tax and Accounting Considerations
Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and to each other officer (other than our chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act, by reason of being among the three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We periodically review the potential consequences of Section 162(m) of the Code and we may structure the performance-based portion of our executive compensation to comply with exemptions in Section 162(m) of the Code so that the compensation remains tax deductible to us. However, the compensation committee may and does, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code.
In addition, in determining the size and type of equity awards, the compensation committee also considered the potential impact of FASB ASC Topic 718 to determine the effect of awards.

Compensation Committee Report
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.
By the Compensation Committee of the Board of Directors

William W. Crouse (Chair)
Robert J. Hugin
Hiroaki Shigeta

Our Current Executive Officers

Below is information about each of our executive officers other than Clive Meanwell, our chief executive officer (whose biography is listed with other members of our board of directors under the caption "Proposal One: Election of Class I Directors"). The information below includes each officer's age as of April 1, 2017, his position with us, the length of time he has held each position and his business experience for at least the past five years and his education. Our board of directors elects our officers annually, and officers serve until they resign or we or our board terminate their position. There are no family relationships among any of our directors, nominees for director and executive officers.

CHRISTOPHER T. COX
Age: 52

Chris Cox joined the company in February 2016 as executive vice president and chief corporate development officer. Prior to joining us, he spent over 20 years as a corporate attorney, most recently at Cadwalader, Wickersham & Taft LLP, where he was co-chair of the firm’s corporate group and a member of its management committee. He joined Cadwalader in January 2012. Previously, he was a partner at Cahill Gordon & Reindel LLP. Mr. Cox has been a director of Datawatch Corporation since August 2012. He received a B.S. and J.D. from the University of Missouri.

JEFFREY FRAZIER
Age: 54

Jeff Frazier has been an executive vice president and our chief human strategy officer since June 2014. Prior to joining us, he was the corporate vice president of human resources and public affairs at Novo Nordisk Inc. from June 2004 to May 2014. He was previously head of human resources for Pharmacia Corporation’s Global Pharmaceutical Business unit, where he served as a member of the global commercial leadership team. Prior to that role, he held a number of different senior human resources positions in Europe and in the USA. Mr. Frazier received a bachelor’s degree in business administration from Kent State University.

STUART A. KINGSLEY
Age: 53

Tony Kingsley joined the company in May 2016 as president and chief operating officer. Prior to joining us, he was executive vice president of global commercial operations at Biogen from November 2011 to February 2016. From January 2010 to November 2011, Mr. Kingsley served as Biogen's senior vice president, U.S. commercial operations. Prior to joining Biogen, he was a senior vice president and general manager of the gynecological surgical products business at Hologic, Inc. and as a division president of diagnostic products at Cytyc Corporation. He received a B.A. from Dartmouth College and an MBA from the Harvard Graduate School of Business Administration. Mr. Kingsley is a director of Proteon Therapeutics, Inc.

WILLIAM B. O'CONNOR
Age: 58

Bill O'Connor has been our chief financial officer since January 2016. Previously, he served as our chief accounting officer from 2008 to 2016 and vice president, finance and controller from 2006 to 2008. From April 2000 to February 2006, he was the vice president of finance for Eyetech Pharmaceuticals, Inc. From 1996 to April 2000, Mr. O'Connor worked for Trophix Pharmaceuticals, Inc., a biotech company that specialized in pain medications. Mr. O'Connor is a certified public accountant and received a B.S. in accounting from Fairleigh Dickinson University.

STEPHEN M. RODIN
Age: 41

Stephen M. Rodin has been our general counsel and secretary since March 2014. He also served as our deputy general counsel from March 2010 to March 2014 and associate general counsel from October 2007 to March 2010. Prior to October 2007, Mr. Rodin was an associate at the law firm of Proskauer Rose LLP in New York where his practice focused on corporate, commercial and securities law. Mr. Rodin received an A.B. from Georgetown University and his J.D. from Vanderbilt University Law School.

Compensation of Our Named Executive Officers

The tables below present information about the compensation of our named executive officers for the year ended December 31, 2016.

2016 Summary Compensation Table
The following table presents a summary of the total annual compensation awarded to, earned by or paid to each of our named executive officers for the year ended December 31, 2016 and each of the previous two fiscal years to the extent the named executive officer was a named executive officer for such prior year.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compens-ation ($)(3)	All Other Compensation ($)(4)	Total ($)
Clive A. Meanwell Chief Executive Officer	2016	$896,447	—	$1,500,016	$3,450,640	$853,418	$2,935	$6,703,456
	2015	$896,447	—	$1,124,993	$2,632,467	$537,868	$3,354	$5,195,129
	2014	$874,583	—	$1,835,505	$1,823,906	$655,937	$3,354	$5,193,285

William B. O'Connor Chief Financial Officer	2016	$465,000	$100,000	$240,003	$552,100	$287,203	$11,164	$1,655,470
	2015	$409,500	—	$142,498	$333,450	$158,169	$11,304	$1,054,921
	2014	$393,750	—	$320,897	$318,871	$183,094	$3,214	$1,219,826

Stuart A. Kingsley President and Chief Operating Officer	2016	$406,250	—	—	$5,000,020	$255,957	$61,578	$5,723,805

Christopher T. Cox Chief Corporate Development Officer	2016	$422,436	$100,000	—	$3,500,009	$266,993	$9,445	$4,298,883

Stephen M. Rodin General Counsel and Secretary	2016	$425,000	$100,000	$240,003	$552,100	$264,792	$8,632	$1,590,527
	2015	$368,000	—	$23,994	$56,159	$154,560	$8,725	$611,438

(1)	The amounts represent payment of special transaction bonuses for extraordinary efforts in 2016 in connection with transactions by the company.

(2)
These amounts represent the grant date fair value of equity-based awards granted by us during the applicable year, determined in accordance with FASB ASC Topic 718. For a detailed discussion of our grant date fair value calculation methodology, including assumptions and estimates inherent therein, please see Note 12 to our notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 1, 2017.

(3)	These amounts represent the payouts for 2016 under our annual cash bonus plan, which is described under the "—Compensation Discussion and Analysis" section of this proxy statement.

(4)
These amounts include life insurance premium payments and, for Messrs. O'Connor, Cox and Rodin, 401(k) match payments, made by us on behalf of the named executive officer for his benefit. For Mr. Kingsley, this amount also includes corporate housing near our headquarters ($42,554) and reimbursement for commuting expenses ($17,639).

Grants of Plan-Based Awards
The following table summarizes information regarding restricted stock awards and options granted to each of our named executive officers during the year ended December 31, 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Clive A. Meanwell	2/16/2016	3/1/2016						297,776	(3)	$33.04	$3,450,640
	2/16/2016	3/1/2016				45,400	(4)			—	$1,500,016
	—	—	—	$896,447	$1,344,671

William B. O'Connor	2/16/2016	3/1/2016						47,644	(3)	$33.04	$552,100
	2/16/2016	3/1/2016				7,264	(4)			—	$240,003
	—	—	—	$279,000	$418,500

Stuart A. Kingsley	4/15/2016	5/16/2016						398,232	(5)	$35.65	$5,000,020
	—	—	—	$242,548	$363,822

Christopher T. Cox	2/9/2016	2/25/2016						302,205	(5)	$32.49	$3,500,009
	—	—	—	$253,974	$380,961

Stephen M. Rodin	2/16/2016	3/1/2016						47,644	(3)	$33.04	$552,100
	2/16/2016	3/1/2016				7,264	(4)			—	$240,003
	—	—	—	$255,000	$382,500

(1)	The per-share exercise price of each stock option award is equal to the closing price of our common stock on the grant date reported by The NASDAQ Global Select Market.

(2)	Grant date fair value computed in accordance with FASB ASC Topic 718.

(3)
The options vest in 48 equal monthly installments commencing one month after their grant date. The options are subject to accelerated vesting upon a termination without "cause" or a resignation for "good reason", as each is defined in our severance agreements. See "—Potential Payments Upon Termination or Change of Control."

(4)
The shares of restricted stock vest in annual increments of 25% over four years commencing on the first anniversary of the date of grant. The restricted stock awards are subject to accelerated vesting upon a termination without "cause" or a resignation for "good reason", as each is defined in our severance agreements. See "—Potential Payments Upon Termination or Change of Control."

(5)
The options vest 25% one year after their grant date and the remaining options vest in 36 equal monthly installments commencing one month after their one year anniversary of the grant date. The options are subject to accelerated vesting upon a termination without "cause" or a resignation for "good reason", as each is defined in our severance agreements. See "—Potential Payments Upon Termination or Change of Control."

Outstanding Equity Awards at Fiscal Year-End

The following tables provide information on holdings of stock options and stock awards as of December 31, 2016 by our named executive officers. Each equity grant is shown separately for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Clive A. Meanwell	200,920	—		$19.36	2/15/2018
	60,000	—		$7.31	2/19/2020
	15,620	—		$13.54	12/7/2020
	240,000	—		$17.45	2/18/2021
	150,000	—		$22.04	2/24/2022
	60,533	4,035	(2)	$31.49	2/28/2023
	90,395	41,088	(3)	$30.55	2/29/2024
	102,539	131,836	(4)	$28.77	2/28/2025
	55,833	241,943	(5)	$33.04	2/28/2026
						16,338	(9)	$554,512
						30,040	(10)	$1,019,558
						29,327	(11)	$995,358
						45,400	(12)	$1,540,876

William B. O'Connor	15,000	—		$28.60	2/16/2017
	15,000	—		$19.06	10/15/2017
	15,907	—		$19.36	2/15/2018
	10,833	—		$22.04	2/24/2022
	10,088	673	(2)	$31.49	2/28/2023
	15,804	7,183	(3)	$30.55	2/29/2024
	12,989	16,699	(4)	$28.77	2/28/2025
	8,933	38,711	(5)	$33.04	2/28/2026
						2,723	(9)	$92,419
						5,252	(10)	$178,253
						3,714	(11)	$126,053
						7,264	(12)	$246,540

Stuart A. Kingsley	—	398,232	(6)	$35.65	5/15/2026

Christopher T. Cox	—	302,205	(7)	$32.49	2/24/2026

Stephen M. Rodin	5,000	—		$8.38	8/3/2019
	7,500	—		$7.31	2/19/2020
	10,000	—		$13.57	12/1/2020
	7,500	—		$17.45	2/18/2021
	3,516	—		$22.04	2/24/2022
	2,059	137	(2)	$31.49	2/28/2023
	2,463	1,119	(3)	$30.55	2/29/2024
	27,500	12,500	(8)	$30.07	3/2/2024
	2,188	2,812	(4)	$28.77	2/28/2025
	8,933	38,711	(5)	$33.04	2/28/2026
						555	(9)	$18,837
						818	(10)	$27,763
						625	(11)	$21,213
						7,264	(12)	$246,540

(1)	Calculated by multiplying the number of unvested shares by $33.94, the closing price per share of our common stock on The NASDAQ Global Select Market on December 31, 2016.

(2)	These options become exercisable in 48 equal monthly installments, commencing one month after 3/1/2013. Three installments remain unvested as of 12/31/16.

(3)	These options become exercisable in 48 equal monthly installments, commencing one month after 3/1/2014. 15 installments remain unvested as of 12/31/16.

(4)	These options become exercisable in 48 equal monthly installments, commencing one month after 3/1/2015. 27 installments remain unvested as of 12/31/16.

(5)	These options become exercisable in 48 equal monthly installments, commencing one month after 3/1/2016. 39 installments remain unvested as of 12/31/16.

(6)	25% of these options become exercisable on 5/16/2017 and the remaining become exercisable in 36 equal monthly installments commencing one month thereafter.

(7)	25% of these options become exercisable on 2/25/2017 and the remaining become exercisable in 36 equal monthly installments commencing one month thereafter.

(8)	These options become exercisable in 48 equal monthly installments, commencing one month after 3/3/2014. 15 installments remain unvested as of 12/31/16.

(9)	These shares of restricted stock vest on 3/1/2017.

(10)	These shares of restricted stock vest in two equal installments on 3/1/2017 and on 3/1/2018.

(11)	These shares of restricted stock vest in three equal installments on 3/1/2017, 3/1/2018 and 3/1/2019.

(12)	These shares of restricted stock vest in four equal installments on 3/1/2017, 3/1/2018, 3/1/2019 and 3/1/2020.

Option Exercises and Stock Vested
The following table sets forth information regarding options exercised by our named executive officers during the fiscal year ended December 31, 2016. Amounts shown under the column "Value Realized on Exercise" represent the difference between the option exercise price and the closing sale price of our common stock on the date of exercise multiplied by the number of shares for which the option was exercised. The amounts shown under the column "Value Realized on Vesting" represent the number of shares of restricted stock that vested multiplied by the closing sale price of our common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clive A. Meanwell	100,000	$824,054	64,572	$2,126,428
William B. O'Connor	—	$—	9,713	$319,980
Stuart A. Kingsley	—	$—	—	$—
Christopher T. Cox	—	$—	—	$—
Stephen M. Rodin	—	$—	1,798	$59,218

(1)
The value realized is equal to the difference between market price at exercise and exercise price of the underlying option, with the market price calculated as the closing price of our common stock on the day of exercise.

Potential Payments Upon Termination or Change of Control
Severance Agreements. We have entered into severance agreements with our named executive officers in order to induce each of these officers to maintain his continued commitment to us. The agreements generally provide for severance pay, reimbursement of health care premiums, payment of reasonable outplacement assistance and accelerated equity award vesting in the event that (i) we terminate the officer's employment without cause, as defined in the agreements, or (ii) the officer terminates his employment for good reason, as defined in the agreements. If an officer's employment is terminated for cause, no benefits are provided to the officer under the agreements. These severance agreements supersede any similar provisions in any employment agreement or letter agreement we previously entered into with the officer.
The agreements provide as follows:

•
Termination prior to a change in control.  If we terminate the employment of the officer without cause, or if the officer resigns for good reason, before a change in control event, as defined in the agreements, he would be entitled to: severance pay equal to one year of annual base salary, paid in a lump sum; up to one year of health care premium reimbursement (or equivalent cash payment) and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the period); and one year of accelerated vesting for equity awards outstanding prior to the termination date. In the case of Dr. Meanwell, under these circumstances, he would be entitled to severance pay equal to two years of annual base salary, paid in a lump sum; up to one year of health care premium reimbursement (or equivalent cash payment) and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the period); and two years of accelerated vesting for equity awards outstanding prior to the termination date.

•
Termination after a change in control. If we terminate the employment of the officer without cause, or if the officer resigns for good reason, during the one-year period following a change in control event, he would be entitled to: severance pay equal to one-and-a-half years of annual base salary plus an amount equal to one-and-a-half times his bonus target under our annual cash bonus plan, paid in a lump sum; up to one-and-a-half years of health care premium reimbursement (or equivalent cash payment) and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the period); and his outstanding equity awards would be accelerated in full. In the case of Dr. Meanwell, under these circumstances, he would be entitled to: severance pay equal to two years of annual base salary plus an amount equal two times his bonus target under our annual cash bonus plan, paid in a lump sum; up to two years of health care premium reimbursement (or equivalent cash payment) and payment of reasonable outplacement assistance (or reimbursement and/or payment for a shorter period if the officer commences employment with a new employer before the end of the period); and his outstanding equity awards would be accelerated in full. In the event any payments are subject to the excise tax imposed under Section 4999 of the code (the “golden parachute” tax), the payments will be subject to a contingent cutback whereby the payments will be automatically reduced so that no portion is subject to the excise tax, unless payment of the full amount taking into account all taxes would be greater than the reduced amount.

•
In addition to any other amounts that may be payable to the officer under the severance agreements, if we terminate the employment of the officer for any reason, the officer will receive accrued rights, payment for any accrued but unused vacation days subject to then-current company policy, payment for unreimbursed business expenses incurred through the termination date, as defined in the agreement, and, except if we terminate the employment of the officer for cause, for any bonus earned but not yet paid prior to the termination date.

•	In order to receive any of these benefits, the officer must deliver a general release in favor of us.
Equity Incentive Plans and Award Agreements. Our 2013 plan and 2004 plan each provide that all restricted stock awards granted thereunder become free from all conditions or restrictions upon the occurrence of a termination event (as defined in the applicable plan) to the restricted stockholder during the one-year period following a change in control event (as defined in the applicable plan). Our 2013 plan and our 2004 plan each provide that all options granted thereunder become immediately exercisable upon the occurrence of a termination event (as defined in the applicable plan) to the restricted stockholder during the one-year period following a change in control event (as defined in the applicable plan).
The stock option agreements governing options awarded under our 2013 plan to all of our employees provide for accelerated vesting of 50% of an optionholder's unvested options upon such optionholder's death or disability (within the meaning of Section 22(e)(3) of the Code). All of such optionholder's vested options are exercisable for a period of one year following the date of the death or disability of the optionholder, provided, that the options have not expired and, in the case of disability, such optionholder has not been terminated for cause.
Potential Payments. The table below reflects the potential payments and benefits to which our named executive officers would be entitled under the severance agreements and the equity incentive plans described above if the named executive officer's employment with us was terminated without cause or due to death or disability or the officer resigned for good reason. The amounts shown in the table below for those named executive officers assume that those terminations were effective as of December 31, 2016, and that all eligibility requirements to receive such payments and benefits were met. The closing price per share of our common stock on The NASDAQ Global Select Market on December 30, 2016 was $33.94.

Name	Bonus for Year of Termination	Cash Severance	Vacation Payout	Value of Accelerated Equity(1)	Health and Welfare	Outplacement Services(2)	Total
Clive A. Meanwell
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$1,792,894	$17,239	$3,897,137	$27,812	$20,000	$5,755,082
Termination due to Death or Disability	—	—	—	$524,257	—	—	$524,257
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$1,792,894	$1,792,894	$17,239	$5,158,819	$55,623	$20,000	$8,837,469
Termination due to Death or Disability	—	—	—	$5,158,819	—	—	$5,158,819

William B. O'Connor
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$465,000	$8,942	$394,025	$25,652	$20,000	$913,619
Termination due to Death or Disability	—	—	—	$141,176	—	—	$141,176
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$418,500	$697,501	$8,942	$925,617	$38,477	$20,000	$2,109,037
Termination due to Death or Disability	—	—	—	$925,617	—	—	$925,617

Stuart A. Kingsley
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$650,000	$12,500	$—	$27,812	$20,000	$710,312
Termination due to Death or Disability	—	—	—	$—	—	—	$—
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$487,500	$975,000	$12,500	$—	$41,717	$20,000	$1,536,717
Termination due to Death or Disability	—	—	—	$—	—	—	$—

Christopher T. Cox
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$500,000	$9,615	$200,839	$25,584	$20,000	$756,038
Termination due to Death or Disability	—	—	—	$219,099	—	—	$219,099
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$450,000	$750,000	$9,615	$438,197	$38,376	$20,000	$1,706,188
Termination due to Death or Disability	—	—	—	$438,197	—	—	$438,197

Stephen M. Rodin
Prior to a Change of Control:
Termination without Cause or Resignation for Good Reason	—	$425,000	$8,173	$160,699	$27,812	$20,000	$641,684
Termination due to Death or Disability	—	—	—	$50,941	—	—	$50,941
Within One Year After a Change of Control:
Termination without Cause or Resignation for Good Reason	$382,500	$637,500	$8,173	$416,234	$41,717	$20,000	$1,506,124
Termination due to Death or Disability	—	—	—	$416,234	—	—	$416,234

(1)
The value of accelerated equity is calculated by multiplying the number of shares subject to options for which vesting would be accelerated by the difference between $33.94, the closing price per share of our common stock on The NASDAQ Global Select Market on December 30, 2016, and the per share exercise prices for such options. Options with a strike price above $33.94 are not considered to have any acceleration value for the purposes of this table.

(2)
The amount in this column represents an estimate for a full year of outplacement services based on rates charged to senior executives by our recommended outplacement vendor. Named executive officers are able to use the vendor of their choice, so actual amounts paid for outplacement services may vary.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information, as of December 31, 2016, about the securities authorized for issuance under our equity compensation plans pursuant to which awards are outstanding or new awards may be granted: (i) our 2004 plan; (ii) our 2007 plan; (iii) our 2009 plan; (iv) our 2010 ESPP; and (v) our 2013 plan. The information below is categorized according to whether or not the equity plan was previously approved by stockholders:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,987,742	(1)(2)	$28.34	4,411,820	(2)
Equity compensation plans not approved by security holders	35,954	(3)	$11.07	—
Total	8,023,696		$28.27	5,479,252	(4)

(1)	Includes shares of common stock issuable under our 2004 plan and 2013 plan.

(2)	Excludes shares issuable at the end of the then-current offering period ending February 28, 2017 under our 2010 ESPP.

(3)	Consists of shares of common stock issuable under our 2007 plan and 2009 plan.

(4)
Includes shares available for issuance as of December 31, 2016 under our 2010 ESPP (which includes 55,544 shares that were subsequently issued on February 28, 2017 at the close of the then-current offering period).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Based solely on our review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that from January 1, 2016 to the date of this proxy statement, the reporting persons complied with all Section 16(a) filing requirements.
Our board hopes that you will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope.
Prompt response will greatly facilitate arrangements for the meeting and your cooperation will be appreciated. Stockholders who attend the meeting may vote their stock personally.

By order of the Board of Directors,
Stephen M. Rodin
Secretary

April 26, 2017

THE MEDICINES COMPANY
8 SYLVAN WAY
PARSIPPANY, NJ 07054

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E29256-P92345 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE MEDICINES COMPANY

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
1. Election of Directors			
Nominees:			
1a. William W. Crouse	☐	☐	☐
1b. Fredric N. Eshelman	☐	☐	☐
1c. Robert J. Hugin	☐	☐	☐
1d. John C. Kelly	☐	☐	☐
1e. Clive A. Meanwell	☐	☐	☐
1f. Paris Panayiotopoulos	☐	☐	☐
1g. Hiroaki Shigeta	☐	☐	☐
1h. Elizabeth H.S. Wyatt	☐	☐	☐
2. Approve, in an advisory vote, the compensation of our named executive officers as presented in the proxy statement.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain
3. Vote, in an advisory vote, as to the frequency with which we hold an advisory vote on our named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
4. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V1.2